                                                                    EXHIBIT 10.5


                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT


         This Amended and Restated Stock Purchase Agreement (this "AGREEMENT") is dated this 11th day of March, 2004, by and among Capital Environmental Resource Inc., an Ontario (Canada) corporation ("Buyer Parent"), Waste Services, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer Parent ("BUYER"), Waste Services of Florida, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("BUYER SUB"), Frank Ward, Sr., Larry Henk, Frank Ward, Jr. Irrevocable Trust, George Ward Irrevocable Trust, Victoria Camalick Irrevocable Trust, Cynthia Fifer Irrevocable Trust, Robert Ward Irrevocable Trust and Matthew J. Carmody Irrevocable Trust (each a "SELLER" and together, the "SELLER PARTIES"), and George Ward, Frank Ward, Jr., Victoria Camalick, Cynthia Fifer, Robert Ward, and Matthew Carmody (each a "TRUST BENEFICIARY" and together, the "TRUST BENEFICIARIES"), and Florida Recycling Services, Inc., an Illinois corporation ("FRS").

                              W I T N E S S E T H:

         WHEREAS, the Seller Parties own all of the issued and outstanding capital stock of FRS;

         WHEREAS, the Trust Beneficiaries are the beneficiaries of each of their respective Trusts (as defined herein) and will benefit directly from the transactions contemplated hereby;

         WHEREAS, FRS is engaged in the Solid Waste Business (as defined herein) in the Subject Geographic Areas (as defined herein) (the "TARGET OPERATIONS");

         WHEREAS, the Seller Parties wish to sell to Buyer Sub and Buyer Sub wishes to purchase from the Seller Parties all of the issued and outstanding capital stock of FRS and to enter into a number of ancillary agreements in connection therewith;

         WHEREAS, Buyer Parent, Buyer, Buyer Sub, the Seller Parties, the Trust Beneficiaries and FRS (collectively, the "PARTIES") have entered into a Stock Purchase Agreement dated November 21, 2003, which was amended by an Amendment No. 1 dated as of January __, 2004 and an Amendment No. 2 dated as of February __, 2004 (the "EXISTING AGREEMENT"); and

         WHEREAS, the Parties wish to amend and restate the Existing Agreement in its entirety to read as set forth herein.

         NOW, THEREFORE, the Parties agree as follows:



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                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

         1.1 DEFINITIONS. In this Agreement:

         "2003 FINANCIAL STATEMENTS" has the meaning set forth in Section 6.10 of this Agreement.

         "ACQUIRED SHARES" means all of the issued and outstanding shares of capital stock in FRS, all of which are owned by the Seller Parties and all of which are to be acquired by Buyer Sub pursuant to this Agreement.

         "ACQUISITION" means the purchase and sale of the Acquired Shares as contemplated by this Agreement.

         "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person with the terms "CONTROL" and "CONTROLLED" meaning for purposes of this definition, the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, or by contract or otherwise.

         "AGREEMENT" has the meaning set forth in the introduction to this Agreement.

         "ALTAMONTE LEASE" has the meaning set forth in Section 3.4(e) of this Agreement.

         "ANCILLARY AGREEMENTS" means, collectively, the Escrow Agreement, the Release, the Consulting Agreements, the Registration Rights Agreement, the Container Services Agreement, the Altamonte Lease, the Sanford Lease Agreement, the Transfer Station Disposal and Processing Agreement, the Referral Fee Agreement, the RIP Option Agreement and any other agreements delivered pursuant to this Agreement.

         "ANTITRUST DIVISION" means the Antitrust Division of the United States Department of Justice.

         "AUDITED YEAR-END FINANCIAL STATEMENTS" means the audited consolidated balance sheets of FRS and its Subsidiaries as of December 31, 2002 and the related statements of operations, changes in stockholders' equity and cash flows for the fiscal year then ended.

         "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close.

         "BUYER" has the meaning set forth in the introduction to this Agreement.

         "BUYER INDEMNIFIED PARTIES" has the meaning set forth in Section 14.1 of this Agreement.

         "BUYER PARENT" has the meaning set forth in the Recitals to this Agreement.



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

         "BUYER PARENT COMMON STOCK" means the Common Stock, par value $0.01 per share, of Buyer.

         "BUYER SUB" has the meaning set forth in the introduction to this Agreement.

         "BUYER'S AUDITORS" means BDO Seidman LLP.

         "CAP" has the meaning set forth in Section 14.5(b) of this Agreement.

         "CASH CONSIDERATION" has the meaning set forth in Section 2.2 of this Agreement.

         "CASH DEPOSIT" has the meaning set forth in Section 2.9 of this Agreement.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

         "CLAIM" has the meaning set forth in Section 14.4 of this Agreement.

         "CLOSING" has the meaning set forth in Section 3.1 of this Agreement.

         "CLOSING CASH CONSIDERATION" means the Estimated Cash Consideration, less the Cash Deposit, less the Extension Payment (if applicable) less the May 1 Payment (if applicable).

         "CLOSING DATE" means (a) the fifth (5th) Business Day immediately following the earliest date upon or by which the conditions to the respective obligations of the Parties set forth in Articles VIII, IX and X shall have been satisfied or waived, or (b) such other date as Buyer and the Seller Parties may mutually agree.

         "CLOSING DATE CURRENT ASSETS" means the amount which would be reflected as current assets on a combined balance sheet of FRS and its Subsidiaries dated as of the Closing Date and prepared in accordance with U.S. GAAP on a consistent basis with the Audited Year-End Financial Statements, giving effect to the principles set forth in Sections 2.6(b)(i)(A) and (B).

         "CLOSING DATE CURRENT LIABILITIES" means the amount which would be reflected as current liabilities on a combined balance sheet of FRS and its Subsidiaries dated as of the Closing Date and prepared in accordance with U.S. GAAP on a consistent basis with the Audited Year-End Financial Statements; PROVIDED, HOWEVER, that current liabilities shall include a reserve for bad debts calculated on a basis consistent with the bad debt reserve for the year ended December 31, 2002, included within the Audited Year-End Financial Statements.

         "CLOSING DATE TOTAL INDEBTEDNESS" means the combined Indebtedness of FRS and its Subsidiaries as of the Closing Date, as finally determined in accordance with Section 2.6(a).

         "CLOSING DATE WORKING CAPITAL" means the positive or negative amount obtained by subtracting (a) the Closing Date Current Liabilities from (b) the Closing Date Current Assets.

         "CLOSING DATE WORKING CAPITAL BALANCE" means the amount, if any, by which the Closing Date Current Assets exceed the Closing Date Current Liabilities.

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

         "CLOSING DATE WORKING CAPITAL DEFICIT" means the amount, if any, by which Closing Date Current Liabilities exceed the Closing Date Current Assets.

         "CLOSING STOCK CONSIDERATION" means 9,250,000 shares of Buyer Parent Common Stock, less 3,000,000 shares of Buyer Parent Common Stock to be deposited with the Escrow Agent pursuant to the Escrow Agreement, less the Stock Deposit.

         "CLOSING WORKSHEET" has the meaning set forth in Section 2.4 of this Agreement.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of
1986.

         "CODE" means the United States Internal Revenue Code of 1986, as amended.

         "COLLECTION PERIOD" has the meaning set forth in Section 11.10 of this Agreement.

         "COMPANY EMPLOYEE PLANS" has the meaning set forth in Section 4.17(a) of this Agreement.

         "COMPANY FINANCIAL STATEMENTS" has the meaning set forth in Section 4.7(a) of this Agreement.

         "COMPANY PENSION PLANS" has the meaning set forth in Section 4.17(b) of this Agreement.

         "COMPANY PERMITS" means all Permits held by, or applicable to, FRS and its Subsidiaries.

         "COMPETING TRANSACTION" has the meaning set forth in Section 6.6(b) to this Agreement.

         "CONTAINER SERVICES AGREEMENT" has the meaning set forth in Section 3.4(d) of this Agreement.

         "CONSULTING AGREEMENTS" has the meaning set forth in Section 3.4(b) of this Agreement.

         "CORPORATE RECORDS" means the corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and stockholders, and any other records of FRS and its Subsidiaries.

         "COVERED PARTY ACCEPTANCE NOTICE" has the meaning set forth in Section
11.7 of this Agreement.

         "DAMAGES" means all obligations, claims, liabilities, damages, penalties, deficiencies, losses, investigations, proceedings, judgments, fines, and reasonable costs and expenses (including, but not limited to, reasonable costs and expenses incurred in connection with the performance of obligations, interest, bonding and court costs and attorneys', accountants', engineers', consultants' and investigators' fees and disbursements) and disbursements incurred in connection with any investigation or defense of any of the foregoing.

         "DISPOSAL AGREEMENT" has the meaning set forth in Section 15.4(c) of this Agreement.

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

         "ENVIRONMENTAL CLAIM" means any claim by a Person alleging or imposing actual or potential liability (including potential liability for any investigatory cost, containment or oversight cost, control cost, prevention cost, remediation cost, cleanup cost, governmental response cost, natural resources damage, toxic tort claim, property damage, personal injury, or penalty) or use limitation arising out of, based on, resulting from or relating to (a) the presence or potential presence, storage, transport, disposal, use, discharge, release or threatened release of any Hazardous Substance at any location, whether or not owned by the Person against which the claim is made, or
(b) circumstances actually or allegedly forming the basis for any liability or use limitation under, or any violation or alleged violation of, any Environmental Law.

         "ENVIRONMENTAL CONSULTANT" has the meaning set forth in Section 6.5 of this Agreement.

         "ENVIRONMENTAL LAWS" means all applicable federal, state, local and foreign Laws, including common Laws and administrative or judicial interpretations of those Laws by any Governmental Entity, regulations, directives, consent agreements, ordinances, orders and moratoria relating to the preservation of natural resources, pollution, the protection of human health and safety from the effects of pollution or protection of the environment (which includes its ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting or handling of Hazardous Substances, but not including zoning and land use Laws.

         "ENVIRONMENTAL PERMITS" means all Permits from any Governmental Entity required under any Environmental Law for FRS and its Subsidiaries to conduct the Target Operations as presently conducted.

         "ENVIRONMENTAL REPORT" has the meaning set forth in Section 6.5 of this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means, with respect to any Person, any trade or business, whether or not incorporated, which together with that Person would be deemed a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

         "ESCROW AGENT" has the meaning set forth in Section 2.7 of this Agreement.

         "ESCROW AGREEMENT" has the meaning set forth in Section 2.7 of this Agreement.

         "ESCROW FUND" has the meaning set forth in Section 2.7 of this Agreement.

         "ESTIMATED CASH CONSIDERATION" has the meaning set forth in Section 2.4 of this Agreement.

         "ESTIMATED CLOSING DATE TOTAL INDEBTEDNESS" has the meaning set forth in Section 2.4 of this Agreement.

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

         "ESTIMATED CLOSING DATE WORKING CAPITAL" has the meaning set forth in
Section 2.4 of this Agreement.

         "ESTIMATED CLOSING DATE WORKING CAPITAL BALANCE" has the meaning set forth in Section 2.4 of this Agreement.

         "ESTIMATED CLOSING DATE WORKING CAPITAL DEFICIT" has the meaning set forth in Section 2.4 of this Agreement.

         "EXCESS SECTION 338(H)(10) TAXES" has the meaning set forth in Section 12.1(d) of this Agreement.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated under such Act.

         "EXCLUDED ACCOUNTS RECEIVABLE" has the meaning set forth in Section 2.6(b)(i) of this Agreement.

         "EXCLUDED COUNTIES" has the meaning set forth in Section 11.7 of this Agreement.

         "EXISTING AGREEMENT" has the meaning set forth in the introduction to this Agreement.

         "EXTENSION PAYMENT" has the meaning set forth in Section 15.3(d) of this Agreement.

         "FINALLY DETERMINED CURRENT ASSETS" means the amount which would be reflected as current assets on a combined balance sheet of FRS and its Subsidiaries dated as of the Closing Date and prepared in accordance with U.S. GAAP on a consistent basis with the Audited Year-End Financial Statements; PROVIDED, HOWEVER, that the calculation of Finally Determined Current Assets shall exclude the effect of any Permitted Capital Expenditures.

         "FINALLY DETERMINED CURRENT LIABILITIES" means the amount which would be reflected as current liabilities on a combined balance sheet of FRS and its Subsidiaries dated as of the Closing Date and prepared in accordance with U.S. GAAP on a consistent basis with the Audited Year-End Financial Statements; PROVIDED, HOWEVER, that current liabilities shall include a reserve for bad debts calculated on a basis consistent with the bad debt reserve for the year ended December 31, 2002, included within the Audited Year-End Financial Statements; and PROVIDED, FURTHER that the calculation of Finally Determined Current Liabilities shall exclude the effect of any Permitted Capital Expenditures.

         "FINALLY DETERMINED WORKING CAPITAL" means the positive or negative amount obtained by subtracting (a) the Finally Determined Current Liabilities from (b) the Finally Determined Current Assets.

         "FINALLY DETERMINED WORKING CAPITAL BALANCE" means the amount, if any, by which the Finally Determined Current Assets exceed the Finally Determined Current Liabilities, as finally determined in accordance with Section 2.6(b).

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

         "FINALLY DETERMINED WORKING CAPITAL DEFICIT" means the amount, if any, by which Finally Determined Current Liabilities exceed the Finally Determined Current Assets, as finally determined in accordance with Section 2.6(b).

         "FIRST OFFER ELECTION" has the meaning set forth in Section 11.7 of this Agreement.

         "FIRST OFFER NOTICE" has the meaning set forth in Section 11.7 of this Agreement.

         "FIRST OFFER TERMS" has the meaning set forth in Section 11.7 of this Agreement.

         "FRS" means Florida Recycling Services, Inc., an Illinois corporation.

         "FTC" means the United States Federal Trade Commission.

         "GOVERNMENTAL ENTITY" means any U.S., state, territorial, federal, local or foreign court, executive office, legislature, governmental agency or ministry, commission or administrative, regulatory or self-regulatory authority or instrumentality.

          "HAZARDOUS SUBSTANCES" means chemicals, pollutants, contaminants, wastes (including ambient wastes, hazardous wastes and liquid industrial wastes), or other substances (including toxic, deleterious or hazardous substances), as defined, listed or regulated pursuant to Environmental Laws, including, asbestos or asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde, toxic mold and fungus, radon, pesticides and oils, and petroleum and petroleum products (as those exemplary terms are defined in or regulated under the United States National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Sections 300.1 et seq. and other Environmental Laws).

         "HOMOSASSA LANDFILL" has the meaning set forth in Section 11.7 of this Agreement.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

         "IMPROVEMENTS" has the meaning set forth in Section 4.19(d) of this Agreement.

         "INDEBTEDNESS" means with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture, letter of credit or similar instrument, (c) all obligations of such Person with respect to guarantees, (d) all obligations of such Person under leases of property which are required to be capitalized under U.S. GAAP, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person (other than endorsements in the ordinary course of business), (f) all obligations in respect of interest rate swaps or other interest rate hedging products or foreign currency exchange agreements or exchange rate hedging arrangements, (g) all obligations in respect


                                      -7-
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of reimbursement obligations under letters of credit, and (h) all liabilities of the type referred to in clauses (a) through (g) above that are secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

         "INDEMNIFIED PARTY" has the meaning set forth in Sections 14.3 and 14.4 of this Agreement, as applicable.

         "INDEMNIFYING PARTY" has the meaning set forth in Sections 14.3 and
14.4 of this Agreement, as applicable.

         "INSURANCE" has the meaning set forth in Section 4.27 of this Agreement.

         "INTELLECTUAL PROPERTY" has the meaning set forth in Section 4.25 of this Agreement.

         "INTERIM FINANCIAL STATEMENTS" has the meaning set forth in Section 4.7(a) of this Agreement.

         "IRS" means the Internal Revenue Service.

         "LAND" means each parcel of real property owned or leased by FRS or any of its Subsidiaries (including all structures, buildings, fixtures, personalty and improvements located thereon, easements, interests, rights, tenements, hereditaments, and appurtenances thereto that in any way benefit the Land or the improvements thereon or relating to the Target Operations, all mineral, water, and irrigation rights, and any interests in any roadway adjoining the Land and any rights or interests that may accrue to the benefit of FRS or any of its Subsidiaries or the Land as a result of the abandonment thereof or, if the Land is leased, all of the leasehold interest of FRS and its Subsidiaries in and to the Land and any structures, buildings or improvements thereon).

         "LAW" means a law, statute, ordinance, rule, code or regulation enacted or promulgated, or order, directive, instruction or other legally binding guideline or policy issued or rendered by, any Governmental Entity.

         "LIEN" means a lien, mortgage, encumbrance, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, easement, preference, priority, assessment, security interest, lease, sublease, charge, claim, adverse claim, levy, interest of other Persons, or other encumbrance of any kind (including any conditional sale or other title retention agreement having the same economic effect as any of the foregoing).

         "LOCK-UP PERIOD" shall have the meaning set forth in Section 2.8 of this Agreement.

         "MATERIAL ADVERSE EFFECT" means (a) when used with reference to FRS, a material adverse effect on the financial condition, business, assets, or results of operation of FRS and its Subsidiaries taken as a whole, (b) when used with reference to a Seller, a material adverse effect on such Seller's ability to perform its obligations under this Agreement or any Ancillary Agreement to which it is a party, and (c) when used with reference to the Target Operations, a material adverse effect on the financial condition, business, assets, or results of operations of the Target Operations taken as a whole.

                                      -8-
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         "MATERIAL CONTRACTS" has the meaning set forth in Section 4.18 of this
Agreement.

         "MAY 1 PAYMENT" has the meaning set forth in Section 15.3(d) of this Agreement.

         "NOTE" has the meaning set forth in Section 15.4(d) of this Agreement.

         "NOTICE OF OBJECTION" has the meaning set forth in Section 2.6(a)(ii) of this Agreement.

         "OSHA" means the U.S. Occupational Safety & Health Administration.

         "OUTSIDE DATE" has the meaning set forth in Section 15.3(d) of this Agreement.

         "PARTIES" has the meaning set forth in the introduction to this Agreement.

         "PERMITS" means all federal, state, local, or other governmental and other third party permits (including occupancy permits), certificates, licenses, franchises, concessions, consents, registrations, exemptions, approvals and other authorizations.

         "PERMITTED CAPITAL EXPENDITURES" means all capital expenditures of FRS and its Subsidiaries set forth on EXHIBIT C and any other capital expenditures made by FRS and its Subsidiaries from the date hereof through the Closing Date which are approved in writing by Buyer before such capital expenditures are incurred.

         "PERMITTED LIENS" means (a) those Liens set forth in Section 4.10 of the Seller Disclosure Schedule, (b) Liens for water and sewer charges and current Taxes not yet due and payable or being contested in good faith but only to the extent reserved on the Audited Year-End Financial Statements, and (c) other Liens (including mechanics', couriers', workers', repairers', materialmen's, warehousemen's and other similar Liens) arising in the ordinary course of business as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto.

         "PERSON" means an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, trust, unincorporated organization or other legal entity.

         "POST-SIGNING INTERIM FINANCIAL STATEMENTS" has the meaning set forth in Section 6.4 of this Agreement.

         "PRE-CLOSING SELLER INSURANCE CLAIMS" means any liability, personal injury, property damage, workers compensation or other similar claim (other than health and welfare insurance claims) made against FRS or any of its Subsidiaries by any Person with respect to a loss, damage, claim, incident or occurrence which occurred on or before the time of Closing and of which the Seller Parties had knowledge, including any such matter which was incurred but not reported on or before the time of Closing.

         "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

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         "PROPRIETARY INFORMATION" has the meaning set forth in Section 11.6 of this Agreement.

         "PURCHASE PRICE" has the meaning set forth in Section 2.2 of this Agreement.

         "REAL ESTATE LEASES" means all existing leases, occupancy agreements or licenses or similar agreements of FRS and its Subsidiaries and any amendment thereto in connection with the Land.

         "REFERRAL FEE AGREEMENT" has the meaning set forth in Section 3.4(f) of this Agreement.

         "REGISTRATION RIGHTS AGREEMENT" has the meaning set forth in Section 3.4(c) of this Agreement.

         "RELEASE" has the meaning set forth in Section 3.4(a) of this Agreement.

         "REPRESENTATIVES" has the meaning set forth in Section 6.6(a) of this Agreement.

         "RIGHT OF FIRST OFFER" has the meaning set forth in Section 11.7 of this Agreement.

         "RIP" means RIP, Inc., a Florida corporation.

         "RIP OPTION AGREEMENT" has the meaning set forth in Section 3.4(g) of this Agreement.

         "SANFORD LEASE AGREEMENT" has the meaning set forth in Section 3.4(i) of this Agreement.

         "SEC" means the United States Securities and Exchange Commission or any successor agency.

         "SEC REPORTS" has the meaning set forth in Section 5.6 of this Agreement.

         "SECURITIES ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "SECTION 338(H)(10) ELECTION" has the meaning set forth in Section 12.1(a) of this Agreement.

         "SELLER" has the meaning set forth in the introduction to this Agreement.

         "SELLER DISCLOSURE SCHEDULE" means the Seller Disclosure Schedule, signed for identification purposes only by each Seller, which the Seller Parties have delivered to the Buyer on or before the date of this Agreement, and which contains information relevant to the representations and warranties made by the Seller Parties in Article IV.

         "SELLER GUARANTY" means any guaranty, performance guaranty, bond, performance bond, suretyship arrangement, surety bond, credit, letter of credit, reimbursement agreement or other undertaking, deposit commitment or arrangement by which any Seller is or may be primarily, secondarily, contingently or conditionally liable for or in respect of (or which creates, constitutes or evidences a Lien on any of the assets or properties of any Seller which secures the payment or performance of) any present or future liability or obligation of FRS or any of its Subsidiaries as set forth in Section 4.18 of the Seller Disclosure Schedule.

         "SELLER INDEMNIFIED PARTIES" has the meaning set forth in Section 14.2 of this Agreement.

         "SELLER PARTIES" has the meaning set forth in the introduction to this Agreement.

         "SELLER REPRESENTATIVES" has the meaning set forth in Section 11.8 of this Agreement.

         "SIGNING DEPOSIT" has the meaning set forth in Section 2.9 of this Agreement.

         "SOFTWARE" means all electronic data processing systems, information systems, computer software programs, program specifications, charts, procedures, source codes, object codes, input data, routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material and documentation and any and all licenses and copies thereof and rights thereto.

         "SOLID WASTE" means any waste which can be lawfully disposed of in a landfill regulated under Subtitle D of the Resource Conservation and Recovery Act of 1976, as amended ("RCRA").

         "SOLID WASTE BUSINESS" means the collection, compaction, transportation, resource recovery, storage, recycling or disposal of Solid Waste.

         "STOCK CONSIDERATION" has the meaning set forth in Section 2.2 of this Agreement.

         "STOCK DEPOSIT" has the meaning set forth in Section 2.9 of this Agreement.

         "SUBJECT GEOGRAPHIC AREAS" means the following counties in the State of
Florida: Volusia, Orange, Lee, Hillsborough, Citrus, Seminole, Lake, Highlands, Hendry, Glades, Osceola and St. Lucie Counties.

         "SUBJECT LAND" has the meaning set forth in Section 3.5(b) of this Agreement.

         "SUBSIDIARY" of a Party means an Affiliate of that Party more than fifty percent (50%) of the aggregate voting power (or of any other form of voting equity interest in the case of a Person that is not a corporation) of which is beneficially owned by that Party directly or indirectly through one or more other Persons.

         "SURVEY" has the meaning set forth in Section 3.5(d) of this Agreement.

         "TARGET OPERATIONS" has the meaning set forth in the introduction to this Agreement.

         "TAX" means any tax of any kind, however denominated, including any interest, penalties, fines or other additions to tax that may become payable in respect thereof or in respect of a failure to comply with any requirement relating to any Tax Return, imposed by any federal, territorial, state, local or foreign Governmental Entity, including all income, gross income, gross receipts, profits, goods and services, social security, health, old age security, federal pension plan, state pension plan, sales and use, ad valorem, excise, custom, franchise, business license, property, occupation, real property gains, payroll and employee withholding, unemployment or employment insurance, real and personal property, stamp, environmental, transfer, workers' compensation, payroll, severance, alternative minimum, windfall, and capital gains taxes, premiums, surtaxes, charges, levies, assessments, reassessments, and other obligations of the same or a similar nature to any of the foregoing.

         "TAX ALLOCATION AGREEMENTS" means all contracts, agreements, policies, practices, intercompany procedures and understandings, whether written or oral, between FRS or any of its Subsidiaries, and any other Person by which all or any portion of any federal, state or local income Tax is allocated to or shared or required to be paid by FRS or any of its Subsidiaries.

         "TAX LIABILITY ISSUE" has the meaning set forth in Section 12.5 of this Agreement.

         "TAX PROCEEDING" has the meaning set forth in Section 12.3(d) of this Agreement.

         "TAX RETURNS" means all tax returns, declarations, reports, estimates, information returns and statements required to be filed with any Taxing Authority, or provided to any partner, stockholder, joint venturer or member under federal, state, local or foreign Laws (including reports with respect to backup withholding and payments to Persons other than Taxing Authorities), and annual tax returns or information returns on behalf of employee benefit plans sponsored by Buyer or FRS or any of its Subsidiaries, as the case may be, or any of their respective ERISA Affiliates.

         "TAXING AUTHORITY" means any Governmental Entity responsible for the imposition, assessment, enforcement or collection of any Tax.

         "TERMINATING BUYER BREACH" has the meaning set forth in Section 15.3(c) of this Agreement.

         "TERMINATING SELLER BREACH" has the meaning set forth in Section 15.3(b) of this Agreement.

         "THIRD PARTY CLAIM" has the meaning set forth in Section 14.3 of this Agreement.

         "THRESHOLD" has the meaning set forth in Section 14.5(b) of this Agreement.

         "TITLE COMMITMENTS" has the meaning set forth in Section 3.5(b) of this Agreement.

         "TITLE COMPANY" has the meaning set forth in Section 3.5(b) of this Agreement.

         "TITLE POLICIES" has the meaning set forth in Section 3.5(b) of this Agreement.

         "TOTAL INDEBTEDNESS SETTLEMENT STATEMENT" has the meaning set forth in
Section 2.6(a)(i) of this Agreement.

         "TRANSFER STATION DISPOSAL AND PROCESSING AGREEMENT" has the meaning set forth in Section 3.4(h) of this Agreement.

         "TRANSFER TAXES" has the meaning set forth in Section 12.4 of this Agreement.

         "TRUST BENEFICIARY" and "TRUST BENEFICIARIES" has the meaning set forth in the introduction to this Agreement.

         "TRUSTS" means the Frank Ward, Jr. Irrevocable Trust, George Ward Irrevocable Trust, Victoria Camalick Irrevocable Trust, Cynthia Fifer Irrevocable Trust, Robert Ward Irrevocable Trust and Matthew J. Carmody Irrevocable Trust.

         "$" or "U.S. DOLLARS" refers to lawful currency of the United States of America.

         "U.S." means the United States of America.

         "U.S. GAAP" means United States of America generally accepted accounting principles consistently applied throughout the specified period and the immediately preceding comparable period.

         "WARD GROUP" means Frank Ward, Sr., the Trusts (other than the Matthew
J. Carmody Irrevocable Trust) and the Trust Beneficiaries (other than Matthew Carmody).

         "WARN ACT" means the United States Worker Adjustment and Retraining Notification Act of 1988.

         "WELFARE PLAN" has the meaning set forth in Section 4.17(g) of this Agreement.

         "WORKING CAPITAL SETTLEMENT STATEMENT" has the meaning set forth in
Section 2.6(b)(i) of this Agreement.

         "YEAR-END FINANCIAL STATEMENTS" has the meaning set forth in Section 4.7(a) of this Agreement.

         1.2 INTERPRETATION. Capitalized terms defined in this Agreement are equally applicable to both their singular and plural forms. References to a designated "Article" or "Section" refer to an Article or Section of this Agreement, unless otherwise specifically indicated. In this Agreement, "including" is used only to indicate examples, without limitation to the indicated examples, and without limiting any generality which precedes or follows it.

         1.3 KNOWLEDGE. When a representation and warranty in Article IV or
Article V is made to the "knowledge" of a Person or a definition is qualified to the "knowledge" of a Person, it means receipt of notice by, or actual knowledge of, that Person if such Person is an individual, or receipt by, or actual knowledge of, any officer or member of management of that Person, including, without limitation, the Chief Executive Officer, Chief Financial Officer, and

Chief Operating Officer if such Person is a corporation. The "knowledge" of FRS shall include the "knowledge" of its Subsidiaries and shall also be deemed to include such "knowledge" of the person(s) primarily responsible for environmental matters and human resources of FRS and each of its Subsidiaries, and the "knowledge" of the Seller Parties or each or any Seller shall be deemed to include such "knowledge" of the Trust Beneficiaries. No representation or warranty may be qualified or limited by reference to "knowledge" unless due inquiry has actually been made by the above referenced Persons.

                                   ARTICLE II

                                 THE TRANSACTION

         2.1 SALES AND PURCHASES OF STOCK. On the terms and subject to the conditions of this Agreement, each Seller agrees to sell, grant, convey, transfer and assign and deliver to Buyer Sub all of such Seller's issued and outstanding shares of capital stock of FRS free and clear of all Liens and Buyer Sub agrees to purchase such shares.

         2.2 CONSIDERATION. Subject to adjustment as provided in this Article II, the aggregate consideration payable by Buyer Sub for the Acquired Shares shall be (a) nine million two hundred fifty thousand (9,250,000) shares of Buyer Parent Common Stock (the "STOCK CONSIDERATION"), including the Stock Deposit, and (b) ninety-eight million five hundred thousand dollars ($98,500,000) in cash (the "CASH CONSIDERATION"), including the Extension Payment (if applicable), the May 1 Payment (if applicable) and the Cash Deposit. The Stock Consideration and the Cash Consideration are hereinafter referred to as the "PURCHASE PRICE".

         2.3 CASH CONSIDERATION AND PURCHASE PRICE ADJUSTMENTS.

                  (a) The Cash Consideration shall be reduced by the amount of Closing Date Total Indebtedness.

                  (b) The Cash Consideration shall be reduced by any Closing Date Working Capital Deficit and increased by any Closing Date Working Capital Balance, as the case may be.

                  (c) Any adjustments to the Cash Consideration pursuant to Sections 2.3(a) or 2.3(b) shall result in corresponding adjustments to the Purchase Price.

         2.4 CLOSING WORKSHEET.

                  At least ten (10) Business Days prior to the Closing Date, the Seller Parties shall deliver to Buyer a worksheet (the "CLOSING WORKSHEET") setting forth their good faith estimate of the Closing Date Total Indebtedness (the "ESTIMATED CLOSING DATE TOTAL INDEBTEDNESS") and their good faith estimate of the Closing Date Working Capital (the "ESTIMATED CLOSING DATE WORKING CAPITAL"). The Closing Worksheet shall also set forth (a) the Seller Parties' good faith estimate of the Purchase Price as adjusted pursuant to Section 2.3 above which shall be calculated by (i) deducting from the Purchase Price (A) the Estimated Closing Date Total Indebtedness, and (B) the Seller Parties' good faith estimate of any Closing Date Working Capital Deficit (the "ESTIMATED CLOSING DATE WORKING CAPITAL DEFICIT"), and (ii) adding to the Purchase Price, the Seller Parties' good faith estimate of any Closing Date Working Capital Balance (the "ESTIMATED CLOSING DATE WORKING CAPITAL BALANCE") and (b) the Seller Parties' good faith estimate of the Cash Consideration as adjusted pursuant to Section 2.3(a) or (b) (the "ESTIMATED CASH CONSIDERATION").

         2.5 [RESERVED].

         2.6 INDEBTEDNESS AND WORKING CAPITAL TRUE-UP.

                 (a) INDEBTEDNESS ADJUSTMENT.

                           (i) On or before the one hundred twentieth (120th)
calendar day following the Closing, Buyer shall calculate and deliver to the Seller Parties a written statement (the "TOTAL INDEBTEDNESS SETTLEMENT STATEMENT") setting forth the amount of the Closing Date Total Indebtedness.

                           (ii) The Total Indebtedness Settlement Statement
shall be prepared by Buyer and certified in writing by the Chief Financial Officer of Buyer. Buyer will grant to the Seller Parties reasonable access to the books and records of FRS and its Subsidiaries after the Closing for the purpose of confirming the Total Indebtedness Settlement Statement. The Total Indebtedness Settlement Statement shall be final and binding on the Seller Parties unless, within ten (10) Business Days following the date of delivery to the Seller Parties of the Total Indebtedness Settlement Statement, the Seller Parties notify Buyer in writing (a "NOTICE OF OBJECTION") that the Seller Parties do not accept as correct the amount of any calculation reflected in the Total Indebtedness Settlement Statement. If the Seller Parties timely deliver a Notice of Objection to Buyer, then Buyer and the Seller Parties shall respectively instruct Buyer's Auditors and Shepard, Schwartz & Harris to attempt to reach mutual agreement as to each disputed calculation made in the Total Indebtedness Settlement Statement. If, within twenty (20) Business Days after the matter has been referred to such accounting firms, they have not reached agreement as to all disputed calculations, then Buyer's Auditors and Shepard, Schwartz & Harris shall be promptly instructed by Buyer and the Seller Parties, respectively, to designate a third accounting firm of internationally recognized standing, which (acting as experts and not as arbitrators) shall be instructed to make, as soon as practicable after the matter is referred to such firm, all calculations which are in dispute, and the determination of such third accounting firm in the matter shall be final and binding on all Parties.

                           (iii) If the Closing Date Total Indebtedness exceeds
the Estimated Closing Date Total Indebtedness, then the amount of such excess shall be paid to Buyer Sub in accordance with Section 2.6(d) and the Purchase Price shall be deemed reduced by the amount of such excess. If the Closing Date Total Indebtedness is less than the Estimated Closing Date Total Indebtedness, then Buyer Sub shall pay to the Seller Parties the amount of such deficiency in immediately available funds by wire transfer to accounts designated by the Seller Parties in writing at least two (2) Business Days before the day on which the transfer is required to be made. Any payments required to be made by Buyer Sub to the Seller Parties pursuant to this Section 2.6(a)(iii) shall be allocated among the Sellers in accordance with the percentages set forth on EXHIBIT A and shall be made within five (5) Business Days after the Closing Date Total Indebtedness has been finally determined as provided in this Section 2.6(a).

                 (b) WORKING CAPITAL ADJUSTMENT.

                           (i) On or before the one hundred twentieth (120th)
calendar day following the Closing, Buyer shall calculate and deliver to the Seller Parties a written statement (the "WORKING CAPITAL SETTLEMENT STATEMENT") setting forth the amount of the Finally Determined Working Capital Deficit or the Finally Determined Working Capital Balance, as the case may be. For purposes of calculating the Finally Determined Working Capital, the outstanding individual accounts receivable of FRS and its Subsidiaries as of the Closing Date shall be valued as follows:

                                    (A) one hundred percent (100%) of the amount
of any undisputed account receivable shall be included in Finally Determined Current Assets if the account receivable is aged ninety (90) or less days as of the Closing Date; and

                                    (B) no value shall be given to any account
receivable (or portion thereof) (1) that is aged more than ninety (90) days as of the Closing Date, (2) that is otherwise owing by an account debtor that is insolvent, or (3) that has been disputed in writing by the account debtor, which dispute has not been resolved (the "EXCLUDED ACCOUNTS RECEIVABLE").

                           (ii) The Working Capital Settlement Statement shall
be calculated by Buyer and certified in writing by the Chief Financial Officer of Buyer. Buyer will grant to the Seller Parties reasonable access to the books and records of FRS and its Subsidiaries after the Closing for the purpose of confirming the Working Capital Settlement Statement. The Working Capital Settlement Statement shall be final and binding on the Seller Parties unless, within ten (10) Business Days following the date of delivery to them of the Working Capital Settlement Statement, the Seller Parties deliver to Buyer a Notice of Objection that the Seller Parties do not accept as correct the amount of any calculation reflected in the Working Capital Settlement Statement. If the Seller Parties timely deliver a Notice of Objection to Buyer, then Buyer and the Seller Parties shall respectively instruct Buyer's Auditors and Shepard, Schwartz & Harris to attempt to reach mutual agreement as to each disputed calculation made in the Working Capital Settlement Statement. If within twenty
(20) Business Days after the matter has been referred to such accounting firms, they have not reached agreement as to all disputed calculations, then Buyer's

Auditors and Shepard, Schwartz & Harris shall be promptly instructed by Buyer and the Seller Parties, respectively, to designate a third accounting firm of internationally recognized standing, which (acting as experts and not as arbitrators) shall be instructed to make, as soon as practicable after the matter is referred to such firm, all calculations which are in dispute, and the determination of such third accounting firm in the matter shall be final and binding on all Parties.

                           (iii) If (A) the Finally Determined Working Capital
Deficit exceeds the Estimated Closing Date Working Capital Deficit or (B) the Estimated Closing Date Working Capital Balance exceeds the Finally Determined Working Capital Balance, the amount of such excess shall be paid to Buyer Sub in accordance with Section 2.6(d) and the Purchase Price shall be deemed reduced by the amount of such excess. If (1) the Finally Determined Working Capital Deficit is less than the Estimated Closing Date Working Capital Deficit or (2) the Estimated Closing Date Working Capital Balance is less than the Finally Determined Working Capital Balance, Buyer Sub shall pay the amount of such deficiency to the Seller Parties in immediately available funds by wire transfer to accounts designated by the Seller Parties in writing at least two (2) Business Days before the day on which the transfer is required to be made. Any such payments required to be made by Buyer Sub to the Seller Parties pursuant to this Section 2.6(b)(ii) shall be allocated among the Sellers in accordance with the percentages set forth on EXHIBIT A and shall be made within five (5) Business Days after the Closing Date Working Capital has been finally determined as provided in this Section 2.6(b).

                  (c) ACCOUNTANT'S FEES. The fees of all accounting firms (other than Buyer's Auditors and Shepard, Schwartz & Harris) engaged to make any calculations under this Section 2.6 shall be paid by (i) Buyer if the effect of all disputed calculations made by such accounting firms results in adjustments in favor of the Seller Parties of $250,000 or more in comparison to the adjustments which would have been made had the Seller Parties accepted the Total Indebtedness Settlement Statement or the Working Capital Settlement Statement, as the case may be and (ii) the Seller Parties in all other cases. The fees of Buyer's Auditors with respect to any calculations under this Section 2.6 shall be paid by Buyer and the fees of Shepard, Schwartz & Harris shall be paid by the Seller Parties.

                  (d) PAYMENT OF ADJUSTMENT BY SELLER PARTIES AND TRUST BENEFICIARIES. In the event of any reductions in the Purchase Price pursuant to this Section 2.6, the Seller Parties and Trust Beneficiaries shall be jointly and severally liable to Buyer Sub for the amount of such deficiency and shall pay to Buyer Sub the amount of such deficiency within five (5) Business Days after the Closing Date Total Indebtedness and/or the Closing Date Working Capital, as the case may be, has been finally determined pursuant to this
Section 2.6.

         2.7 ESCROW. At the Closing, 3,000,000 shares of Buyer Parent Common Stock from the Stock Consideration shall be deposited with Bank One, National Association (or such other institution selected by Buyer with the reasonable consent of the Seller Parties) as escrow agent (the "ESCROW AGENT"), such deposit to constitute the "ESCROW FUND" and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as EXHIBIT B (the "ESCROW AGREEMENT"). The Escrow Fund shall be available as a source of recovery by Buyer Parent, Buyer and Buyer Sub with respect to the indemnification obligations of the Seller Parties under Article XIV hereof.

         2.8 COMPLIANCE WITH SECURITIES LAWS; CONSENT TO U.S. REORGANIZATION TRANSACTION.

                  (a) The shares of Buyer Parent Common Stock to be issued to the Seller Parties pursuant to this Agreement shall be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(2) thereof and/or Regulation D promulgated thereunder) and otherwise in compliance with such other federal and state securities laws of the U.S. as may be applicable to the transactions contemplated hereby, and such shares may not be re-offered, resold, distributed or otherwise transferred by the Seller Parties other than in compliance with the applicable federal and state securities laws of the U.S. Except with respect to a sale of shares of Buyer Parent Common Stock pursuant to the Registration Rights Agreement, each Seller hereby agrees not to sell, assign, dispose of or otherwise transfer any shares of Buyer Parent Common Stock issued to Seller pursuant to this Agreement for a period of one year from the Closing Date (the "LOCK-UP PERIOD"). The certificates issued by Buyer representing the shares of Buyer Parent Common Stock issued hereunder shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable Laws.

                  (b) Each Seller Party agrees to vote all shares of Buyer Parent Common Stock issued to such Seller Party pursuant to the Stock Purchase Agreement, all shares of Buyer Parent Common Stock issued to such Seller Party as (or issuable upon conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of Buyer Parent Common Stock, and any other shares of Buyer Parent Common Stock then owned by such Seller Party in favor of any share exchange or other reorganization or recapitalization transaction resulting in Buyer Parent becoming a direct or indirect subsidiary of Buyer.

         2.9 DEPOSIT AND OTHER PAYMENTS. The Parties acknowledge that (a) Buyer has posted a deposit consisting of (i) an aggregate of $3,000,000 in cash (the "CASH DEPOSIT") and (ii) an aggregate of 1,000,000 shares of Buyer Parent Common Stock (the "STOCK DEPOSIT" and together with the Cash Deposit, the "SIGNING DEPOSIT"), (b) the Cash Deposit was paid to FRS on behalf of the Seller Parties and will be used by FRS for the purpose of funding capital expenditures required in the continued operation of FRS' business, and (c) the Stock Deposit will be allocated among the Seller Parties in accordance with the proceeds direction set forth on EXHIBIT A attached to this Agreement. The Cash Deposit and the Stock Deposit shall be applied toward payment of the Cash Consideration or the Stock Consideration, as applicable, at Closing.

                                  ARTICLE III

                         THE CLOSING AND RELATED MATTERS

         3.1 THE CLOSING. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois at 10:00 a.m. local time on the Closing Date. At the Closing:

                  (a) Each Seller shall deliver to Buyer Sub, free and clear of any and all Liens, certificate(s) evidencing the Acquired Shares held by such Seller, duly endorsed in blank or accompanied by duly executed stock powers or other appropriate instruments of transfer, and in proper form for registration in the name of Buyer Sub;

                  (b) Buyer shall issue and deliver to the Seller Parties, on behalf of Buyer Sub and free and clear of any and all Liens, stock certificates representing the Closing Stock Consideration, allocated among the Seller Parties in accordance with the percentages set forth in EXHIBIT A;

                  (c) Buyer shall pay to the Seller Parties, on behalf of Buyer Sub, the Closing Cash Consideration, allocated among the Seller Parties in accordance with the percentages set forth in EXHIBIT A; and

                  (d) Buyer shall deliver to the Escrow Agent, on behalf of Buyer Sub, 3,000,000 shares of the Stock Consideration in accordance with the Escrow Agreement.

         3.2 [RESERVED].

         3.3 ACTIONS IN CONTEMPLATION OF CLOSING. On or before the Closing Date:

                  (a) The Seller Parties shall cause to be delivered to Buyer the resignation of each of the officers and directors of FRS and its Subsidiaries, and shall assume and perform in full all obligations, agreements and commitments of any type relating to the resignation or the employment of such officers and directors arising before the Closing; and

                  (b) The Seller Parties shall cause to be delivered to Buyer all business records, copies of Tax returns, books, and other data relating to FRS and its Subsidiaries (including the original Corporate Records as to which only copies need be delivered), provided that the Seller Parties may retain copies of each of the foregoing.

         3.4 OTHER ACTIONS AT THE CLOSING. In addition to the consummation of the Acquisition and the actions contemplated by Section 3.3 above, the following actions shall take place at the Closing:

                  (a) Each of the Seller Parties and Trust Beneficiaries shall execute and deliver a Release in substantially the form of EXHIBIT D attached to this Agreement (the "RELEASE");

                  (b) Buyer and each of Gertrude Ward, George Ward, Frank Ward, Jr. and Robert Ward shall execute and deliver a Consulting Agreement substantially in the form of EXHIBIT E attached to this Agreement (the "CONSULTING AGREEMENTS");

                  (c) Buyer and each of the Sellers shall execute and deliver a Registration Rights Agreement substantially in the form of EXHIBIT F attached to this Agreement (the "REGISTRATION RIGHTS AGREEMENT");

                  (d) FRS and Florida Container Services, Inc. shall execute and deliver a Container Services Agreement substantially in the form of EXHIBIT G attached to this Agreement (the "CONTAINER SERVICES AGREEMENT");

                  (e) FRS and Draw Enterprises Manufacturing, L.P. shall execute and deliver a lease agreement for the Altamonte facility substantially in the form of EXHIBIT H attached to this Agreement (the "ALTAMONTE LEASE");

                  (f) Buyer and each of Frank Ward, Sr., George Ward, Frank Ward, Jr., Robert Ward and Matthew Carmody shall execute and deliver a Referral Fee Agreement substantially in the form of EXHIBIT I attached to this Agreement (the "REFERRAL FEE AGREEMENT");

                  (g) The Seller Parties and Buyer shall enter into an Option Agreement substantially in the form of EXHIBIT J attached to this Agreement (the "RIP OPTION AGREEMENT").

                  (h) FRS and Taft Recycling, Inc. shall execute and deliver a Transfer Station Disposal and Processing Agreement substantially in the form of EXHIBIT K attached to this Agreement (the "TRANSFER STATION DISPOSAL AND PROCESSING AGREEMENT");

                  (i) FRS and Sanford Recycling and Transfer, Inc. shall enter into an agreement relating to the construction and lease of a recycling transfer station in Sanford, Florida substantially in the form of EXHIBIT L attached to this Agreement (the "SANFORD LEASE AGREEMENT"); and

         3.5 REAL PROPERTY DELIVERIES BY THE SELLER PARTIES.

                  (a) At the Closing, the Seller Parties shall deliver to the Buyer, a sworn affidavit stating, under penalty of perjury, that such applicable Seller Party is not a "foreign person" as defined under the Code, or other appropriate evidence that Buyer, Buyer Parent and Buyer Sub are not required to withhold any portion of the Purchase Price under Section 1445(a) of the Code or any other withholding provision of any other Tax law.

                  (b) Buyer has received a preliminary title commitment (the "TITLE COMMITMENTS") in respect of each parcel of Land owned by FRS or any of its Subsidiaries (the "SUBJECT LAND"), copies of which have been provided to the Seller Parties. The Seller Parties shall deliver to Buyer copies of all exception instruments referenced in such Title Commitments, and any unrecorded leases, option agreements, contracts and any other items affecting title which are in the possession of, or known to, the Seller Parties or the Trust Beneficiaries at least fifteen (15) days before the Closing so that the Title Policies can be issued simultaneously with the Closing. The Seller Parties shall furnish to Buyer at the Closing at the Sellers Parties' cost and expense one or more extended coverage policies of title insurance for the Subject Land from a title company selected by Buyer (the "TITLE COMPANY") in an amount to be reasonably determined by Buyer, with each of the Title Company's standard printed exceptions deleted, and including such endorsements reasonably requested by Buyer and that are available in the state where the Subject Land is located, insuring fee simple title, to such Subject Land to be in FRS, subject only to the exceptions permitted by Section 3.5(c) hereof (the "TITLE POLICIES").

                  (c) The Title Policies shall insure FRS' interest in the Subject Land to be free and clear of all Liens whatsoever except: (i) zoning ordinances and regulations which do not, in Buyer's judgment, adversely affect Buyer's or FRS' use of the Subject Land for its current uses after the Closing Date; (ii) real estate taxes and assessments, both general and special, which constitute a lien but are not yet due and payable at the Closing Date; and (iii) easements, encumbrances, covenants, conditions, reservations and restrictions of record, if any, as shown on the Title Commitment and as have been approved in writing by Buyer prior to the Closing Date.

                  (d) At least twenty (20) days before the Closing Date, the Seller Parties shall deliver to Buyer and the Title Company such affidavits or certifications with respect to title to the Subject Land and any surveys conducted thereon as may be requested by Buyer or the Title Company; PROVIDED, HOWEVER, that if such affidavits or certifications are not sufficient to enable Buyer or Buyer Parent to obtain financing for the Acquisition on terms and conditions reasonably satisfactory to Buyer or to enable the Title Company to delete its standard survey exceptions from the Title Policies, then the Seller Parties shall obtain for Buyer's and Buyer Parent's use and for the use of the Title Company in connection with the issuance of the Title Policies a current and complete survey of the Subject Land (the "SURVEYS"). The Surveys shall be made on the ground by a competent registered surveyor and shall show: (i) the exact boundary lines of each parcel of Subject Land; (ii) the location thereon of all, if any, buildings, improvements, roads, and easements now existing;
(iii) the number of acres in the Subject Land; (iv) the location of any buildings, fences or other improvements which encroach on the Subject Land; (v) the location of any improvements on the Subject Land which encroach on any neighboring property; (vi) all building lines established in respect of the Subject Land; (vii) all public access to the Subject Land; and (viii) all other matters shown on the Title Commitments which can be shown on a Survey. The Surveys shall contain a representation that the boundaries of the Subject Land are contiguous with the boundaries of all adjoining parcels. A copy of the Surveys complying with the above requirements shall be delivered to Buyer and the Title Company at least twenty (20) days before the Closing Date, together with certification to each of Buyer and the Title Company by the surveyor, and also together with such additional supporting reports and other certificates as the Title Company may require to enable the Title Company to delete its standard survey exceptions from the Title Policies.

         3.6 BULK SALES. Each Seller, Buyer Parent, Buyer and Buyer Sub hereby waive compliance with their respective obligations under applicable bulk sales laws of any states or jurisdictions in which compliance may be required. Each Seller and Trust Beneficiary shall forever jointly and severally indemnify and hold harmless Buyer Parent, Buyer and Buyer Sub against any loss which Buyer Parent, Buyer or Buyer Sub may suffer as a result of claims asserted by third parties against Buyer Parent, Buyer or Buyer Sub due to any non-compliance by Seller, FRS, the Subsidiaries of FRS, Buyer Parent, Buyer or Buyer Sub with applicable bulk sales Laws.

         3.7 FURTHER ASSURANCES. Each Seller and Trust Beneficiary, from time to time after the Closing, at the request of Buyer, and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer Sub ownership of the Acquired Shares.

                                   ARTICLE IV

    REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES AND TRUST BENEFICIARIES

         The Seller Parties and the Trust Beneficiaries jointly and severally represent and warrant to Buyer Parent, Buyer and Buyer Sub, as of November 21, 2003, as of the date hereof and as of the Closing Date, that:

         4.1 ORGANIZATION AND QUALIFICATION.

                  (a) Section 4.1 of the Seller Disclosure Schedule sets forth with respect to FRS and each of its Subsidiaries (i) its jurisdiction of incorporation, (ii) each jurisdiction in which it is qualified to do business as a foreign corporation, (iii) its authorized, issued and outstanding shares of capital stock, and (iv) the holder or holders of all of its issued and outstanding shares of capital stock. FRS is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full authority and power to conduct its business as it is currently conducted. Each of FRS' Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full authority and power to conduct its business as it is currently being conducted. FRS and each of its Subsidiaries is duly qualified to do business, and in good standing, in each jurisdiction where the nature of its properties or business requires such qualification, except for failures to be so qualified which could not, individually or in the aggregate, have a Material Adverse Effect on FRS.

                  (b) The Acquired Shares represent all of the issued and outstanding shares of capital stock of FRS and such shares are validly issued, fully paid and nonassessable, are owned of record and beneficially, and free of any Liens, by the Seller Parties and were not issued in violation of any preemptive, subscription or other right of any Person to acquire securities of FRS. Each Seller has good, marketable and indefeasible title to all of the Acquired Shares, and the absolute right, power and capacity to sell, assign, transfer and deliver all right, title and interest both legal and equitable, in and to such Acquired Shares, registered in his, her or its name as set forth in
Section 4.1 of the Seller Disclosure Schedule, free and clear of all Liens and any defects of title whatsoever. Upon delivery of payment for the Acquired Shares as herein provided, Buyer Sub will acquire good and valid title to such shares free and clear of all Liens and with no defects of title whatsoever. All of the issued and outstanding shares of capital stock of each of FRS' Subsidiaries are validly issued, fully paid and nonassessable, and are owned of record and beneficially, and free of any Liens and with no defects of title whatsoever, by FRS. There are no preemptive rights or outstanding subscriptions, options, warrants, calls, rights, convertible securities, obligations to make capital contributions or advances, voting or voting trust arrangements, stockholders' agreements, restrictions on transfer or other agreements, commitments or understandings relating to the capital stock of FRS or any of its Subsidiaries. All shares of the capital stock of FRS, whether or not currently outstanding, were issued in compliance (and if acquired or cancelled by FRS, reacquired or cancelled in compliance) with all applicable Laws, including the

Securities Act and any applicable state Laws. The Seller Parties have delivered to the Buyer true, complete and correct copies of the charter and bylaws (or similar organizational documents) of FRS and of each of its Subsidiaries.

         4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. FRS and each Seller that is a Trust has full power and authority to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which it will be a party. Each Seller Party that is an individual and each Trust Beneficiary has the requisite capacity to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which it will be a party. The execution and delivery of this Agreement by FRS and each Trust and the performance by FRS and each Trust of its obligations hereunder have been duly authorized by the Board of Directors of FRS or the trustees of such Trust, as the case may be, and no other corporate or other proceedings on the part of FRS or Trust are necessary to authorize the execution and delivery of this Agreement or the consummation of the Acquisition or the other transactions contemplated in this Agreement, except as set forth in Section 4.2 of the Seller Disclosure Schedule. The execution and delivery of each Ancillary Agreement to which FRS or any Trust will be a party and the performance by FRS or Trust, as the case may be, of its obligations thereunder have been duly authorized by the Board of Directors of FRS or the trustees of such Trust, as the case may be, and no other proceedings on the part of FRS or Trust are necessary to authorize the execution and delivery of such Ancillary Agreement or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by FRS, each Seller and each Trust Beneficiary. Each Ancillary Agreement required to be executed and delivered by FRS, any Seller or any Trust Beneficiary at the Closing will be, upon its execution and delivery, duly executed and delivered by FRS, Seller or Trust Beneficiary, as the case may be. Assuming the valid authorization, execution and delivery of this Agreement (and each Ancillary Agreement to which Buyer Parent, Buyer or Buyer Sub will be a party) by Buyer Parent, Buyer and/or Buyer Sub, as the case may be, this Agreement is, and each Ancillary Agreement to which FRS, any Seller or any Trust Beneficiary is a party will be, upon its execution and delivery, a valid and binding obligation of FRS, Seller or Trust Beneficiary, enforceable in accordance with its terms.

         4.3 NO VIOLATIONS. The execution, delivery and performance of this Agreement by FRS, each Seller and each Trust Beneficiary, the execution, delivery and performance of each Ancillary Agreement to which FRS, any Seller or any Trust Beneficiary is a party, and the consummation of the Acquisition and the other transactions contemplated in this Agreement and the Ancillary Agreements will not:

                  (a) constitute a breach or violation of or default under the charter, bylaws, or trust documents or agreements (or similar organizational documents) of FRS or any of its Subsidiaries or any Trust or any Law applicable to FRS or any of its Subsidiaries, any Seller or any Trust Beneficiary; or

                  (b) except as accurately reflected in Section 4.3 of the Seller Disclosure Schedule, violate or conflict with, or result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination under, or result in the creation of any Lien upon the Acquired Shares or any of the assets or properties of FRS or any of its Subsidiaries under, any contract, indenture, loan document, license, permit, order, agreement, decree or instrument to which any Seller Party, any Trust Beneficiary, FRS or any of its Subsidiaries is a party or by which any of them or their assets or properties are bound.

         4.4 CONSENTS AND APPROVALS. No consent, order, approval, waiver or authorization of, or registration, application, declaration, notice or filing with or to, any Governmental Entity or other Person is required with respect to any Seller Party or Trust Beneficiary, FRS or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the consummation of the Acquisition, or the other transactions contemplated in this Agreement and the Ancillary Agreements, except for:

                  (a) the HSR Act filings and approvals contemplated in this Agreement; and

                  (b) the consents and approvals described on Section 4.4 of the Seller Disclosure Schedule.

         4.5 NO OTHER SUBSIDIARIES. Except as described in Section 4.5 of the Seller Disclosure Schedule, neither FRS nor any Subsidiary of FRS has owned, owns or is obligated to acquire any investment in any other corporation, partnership, joint venture or other business entity.

         4.6 CONDUCT OF TARGET OPERATIONS. The Target Operations are owned and operated exclusively by FRS and its Subsidiaries, and, except as described in
Section 4.6 of the Seller Disclosure Schedule, no Person other than FRS and its Subsidiaries conducts any operations associated with, or owns any assets or properties used in, or holds any Permits used in, the Target Operations. Except as described in Section 4.6 of the Seller Disclosure Schedule, none of FRS nor any of its Subsidiaries is or has been engaged in any business other than the Target Operations or owns or has owned any assets or properties which are used in any business other than the Target Operations.

         4.7 FINANCIAL STATEMENTS.

                  (a) The Seller Parties have delivered to Buyer (i) audited consolidated balance sheets of FRS and its Subsidiaries as of December 31, 2000, December 31, 2001 and December 31, 2002 and the related audited consolidated statements of operations, stockholders' equity (deficit) and cash flows for the fiscal years then ended (the "YEAR-END FINANCIAL STATEMENTS"), and (ii) unaudited consolidated balance sheets of FRS and its Subsidiaries as of March 31, 2003, June 30, 2003, September 30, 2003, March 31, 2002, June 30, 2002 and
September 30, 2002 and the related unaudited consolidated statements of operations, stockholders' equity (deficit) and cash flows for the three, six and nine month periods then ended (the "INTERIM FINANCIAL STATEMENTS" and together with the Year-End Financial Statements, the "COMPANY FINANCIAL STATEMENTS"), copies of which are included in Section 4.7 of the Seller Disclosure Schedule. The Company Financial Statements have been prepared in accordance with U.S. GAAP and fairly and accurately present in all respects the consolidated financial position of FRS and its Subsidiaries at the respective dates thereof, and the results of the consolidated operations, stockholders' equity and cash flows of FRS and its Subsidiaries for the respective periods indicated therein.

                  (b) To the knowledge of the Seller Parties, the Company Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the Company Financial Statements not misleading with respect to the periods covered by them.

                  (c) FRS maintains disclosure controls and procedures which ensure that material information relating to FRS and its Subsidiaries is communicated to management of FRS. The effectiveness of such disclosure controls and procedures are evaluated by FRS management from time to time.

         4.8 ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 4.8 of the Seller Disclosure Schedule, since December 31, 2002, the Target Operations have been conducted only in the ordinary course, consistent with past practice, and there has not occurred a Material Adverse Effect on FRS or any event that could result in a Material Adverse Effect on FRS.

         4.9 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Company Financial Statements or as set forth in Section 4.9 of the Seller Disclosure Schedule, neither FRS nor any of its Subsidiaries has any liabilities or obligations, asserted or unasserted, known or unknown, fixed or contingent, other than (a) those liabilities and obligations (other than for borrowed money) arising since December 31, 2002 in the ordinary course of its business and consistent with its past practice, and (b) liabilities and obligations (other than for borrowed money) arising after the date of this Agreement without violation of Sections 6.1 and 6.2, in each case which, individually or in the aggregate, could not result in a Material Adverse Effect on FRS.

         4.10 TARGET OPERATIONS; PROPERTIES. Except as set forth on Section 4.10 of the Seller Disclosure Schedule, FRS and its Subsidiaries have good and marketable title to their respective properties and assets, including the Land and those properties and assets reflected in the Company Financial Statements and, when delivered in accordance with Section 6.10, the 2003 Financial Statements (other than properties and assets disposed of in the ordinary course of business after the date of such financial statements, which in the aggregate are not material), free of all Liens except Permitted Liens. The properties and assets of FRS and its Subsidiaries (a) constitute all of the assets and properties used in connection with the Target Operations and (b) are sufficient for FRS and its Subsidiaries to conduct the Target Operations as currently conducted and as proposed to be conducted. To the knowledge of the Seller Parties, all leasehold improvements, furnishings, machinery and equipment of FRS and its Subsidiaries are in good condition and repair (ordinary wear and tear excepted), and all such items, including such machinery and equipment, are usable in the ordinary course of business.

         4.11 LANDFILLS AND TRANSFER STATIONS. Except as set forth on Section
4.11 of the Seller Disclosure Schedule, neither FRS nor any of its Subsidiaries now owns or operates or has ever owned or operated any landfill or transfer station. Section 4.11 of the Seller Disclosure Schedule lists each landfill and transfer station not owned or operated by FRS and its Subsidiaries, but to which FRS or any of its Subsidiaries hauls or has hauled Solid Waste in connection with the Target Operations.

         4.12 TAXES AND TAX RETURNS. Except as described in Section 4.12 of the Seller Disclosure Schedule:

                  (a) all Tax Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of FRS or any of its Subsidiaries have been duly filed on a timely basis in accordance with all applicable Laws, or will be timely filed in accordance with Section 12.2;

                  (b) at the time of their filings all such Tax Returns were or will be complete and correct in all respects;

                  (c) there are no Liens for Taxes upon any assets of FRS or any of its Subsidiaries, except Liens for Taxes not yet due for current Tax periods ending on or after the Closing Date;

                  (d) there are no outstanding deficiencies, assessments or written proposals for the assessment of Taxes proposed, asserted or assessed against FRS or any of its Subsidiaries, or for which FRS or any of its Subsidiaries could be directly or indirectly liable and there is no basis for any additional assessment or reassessment for any Taxes for which adequate provision has not been made in the books and records of FRS or such Subsidiary;

                  (e) no extension of the statute of limitations or waiver of normal reassessment periods on the assessment of any Taxes has been granted to or on behalf of FRS or any of its Subsidiaries;

                  (f) neither FRS nor any of its Subsidiaries is or has ever been a controlled foreign corporation as defined by Code Section 957;

                  (g) neither FRS nor any of its Subsidiaries is, or during the prior ten years has been, a member of an affiliated group of corporations within the meaning of Code Section 1504;

                  (h) neither FRS nor any of its Subsidiaries, and no Seller, no Trust Beneficiary nor any of their respective Affiliates, have ever owned and do not now own any shares of Buyer or Buyer Sub, any of their respective Affiliates or any predecessor thereof;

                  (i) neither FRS nor any of its Subsidiaries is a member of any unitary or combined group for state tax purposes;

                  (j) FRS has timely and properly elected to be taxed as an "S corporation" (within the meaning of Code Section 1361(a)(1)) effective as of the date of its incorporation and at all times since that date has continuously remained an S corporation;

                  (k) neither FRS nor any of its Subsidiaries has acquired assets with a carryover basis from a C corporation during the prior ten years;

                  (l) neither FRS nor any of its Subsidiaries has liability for any Taxes of any Person other than itself or is a party to a Tax Allocation Agreement;

                  (m) all Taxes required to be withheld, collected or deposited by FRS or any Subsidiary of FRS (including amounts required to be withheld, collected or deposited with respect to amounts paid or owing to any employee, creditor, independent contractor or other Person) have been timely withheld, collected or deposited and, to the extent required, have been timely paid to the relevant Taxing Authority;

                  (n) no closing agreements or settlement agreements have been entered into with any Taxing Authority by or with respect to FRS or any Subsidiary of FRS which requires FRS or such Subsidiary to include any item of income in, or exclude any item of deduction from, any Tax Return for any taxable period ending after the Closing Date; and

                  (o) neither FRS nor any of its Subsidiaries will have any liability for Taxes under Code Section 1374 (or any similar provision of another jurisdiction) in connection with the deemed sale of assets caused by the Section 338(h)(10) Election (as hereinafter defined).

         4.13 LITIGATION. Except as disclosed in Section 4.13 of the Seller Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of the Seller Parties or FRS, threatened against FRS or any of its Subsidiaries at law or in equity before or by any Governmental Entity or before any arbitrator or mediator of any kind, and there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator or mediator to which FRS or any of its Subsidiaries (or any of their assets or properties) are subject. Neither FRS nor the Seller Parties have knowledge of any grounds on which any suit, action, investigation or proceeding of the nature referred to in this Section 4.13 might be commenced with any reasonable likelihood of success.

         4.14 ENVIRONMENTAL MATTERS. Except as described in Section 4.14 of the Seller Disclosure Schedule:

                  (a) FRS and its Subsidiaries hold, and are in compliance with and have been in compliance with, all Environmental Permits, and are otherwise in compliance and have been in compliance with, all applicable Environmental Laws, and there is no condition of the Environmental Permits or of the operations of FRS or any of its Subsidiaries that could prevent or interfere with compliance by FRS or any of its Subsidiaries with all Environmental Laws;

                  (b) no modification, revocation, reissuance, alteration, transfer or amendment of any Environmental Permit, or any review by, or approval of, any Governmental Entity or other Person of any Environmental Permit is required in connection with the execution or delivery of this Agreement or any Ancillary Agreement, the consummation of the Acquisition, or the operation of the business of the Target Operations immediately after the Closing;

                  (c) neither FRS nor any of its Subsidiaries has received any Environmental Claim, nor has any Environmental Claim been threatened, to the knowledge of FRS or the Seller Parties, against FRS or any of its Subsidiaries;

                  (d) neither FRS nor any of its Subsidiaries has entered into, agreed to or is subject to any outstanding judgment, decree, order or other directive issued by, or consent arrangement with, any Governmental Entity under any Environmental Law, including, but not limited to, any such judgment, decree, order or other directive relating to compliance with any Environmental Law or to the investigation, clean-up, remediation or removal of Hazardous Substances;

                  (e) neither FRS nor any of its Subsidiaries has received notice of noncompliance or of a proposed enforcement action by any Governmental Entity under any Environmental Law;

                  (f) there are no circumstances that could give rise to liability under any agreement with any Person or by operation of law which would require FRS or any of its Subsidiaries to defend, indemnify, hold harmless, or otherwise be responsible for any violation or alleged violation by another Person or any liability or expense of another Person, arising under any Environmental Law;

                  (g) there are no other circumstances or conditions that could give rise to any liability or obligation of FRS or any of its Subsidiaries under any Environmental Law;

                  (h) the liabilities and reserves reflected on the Company Financial Statements adequately provide for, in accordance with U.S. GAAP (i) all future claims and costs for closure, intermediate capping, post-closure monitoring, investigation and maintenance, reclamation, remediation, restoration and clean-up of all landfills, transfer stations or other facilities previously owned, occupied, leased or operated by, or previously under the management or control of, FRS or any of its Subsidiaries or to which FRS or any of its Subsidiaries have transported waste, and (ii) all Environmental Claims against FRS or any of its Subsidiaries;

                  (i) neither FRS nor any of its Subsidiaries, nor any of the Sellers or Trust Beneficiaries have received a request for information pursuant to an Environmental Law;

                  (j) there has not been, and is not now occurring, at any facility, property or site currently owned or operated or previously owned or operated, by FRS or any of its Subsidiaries, any release or threatened release of any Hazardous Substance or petroleum, including crude oil or any fraction thereof. Neither FRS nor any of its Subsidiaries have applied or disposed of any Hazardous Substance or petroleum, including crude oil or any fraction thereof, in any manner which may form the basis for any present or future Environmental Claim at any facility, site, location or body of water, surface or subsurface;

                  (k) neither FRS nor any of its Subsidiaries have ever sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substance, solid waste or petroleum, including crude oil or any fraction thereof, to a facility, site or location, which, pursuant to CERCLA or any similar state or local Law, (i) has been placed, or is proposed to be placed, on the national priorities list or its state equivalent or (ii) is subject to a claim, administrative order or other request to effect removal or take remedial action;

                  (l) there has not been any contamination of groundwaters, surface waters, soils or sediments, as a result of the manufacture, storage, processing, loss, leak, escape, spillage, release, disposal or other handling or disposition by or on behalf of FRS or any of its Subsidiaries of any product or substance on or prior to the Closing Date;

                  (m) Section 4.14 of the Seller Disclosure Schedule sets forth a correct and complete list of all environmental audits or assessments or occupational health studies undertaken by or on behalf of FRS or any of its Subsidiaries, or any Governmental Entity with respect to FRS or any of its Subsidiaries or their respective assets, employees, facilities, sites or other properties, the results of any groundwater and soil testing undertaken by or on behalf of FRS or any of its Subsidiaries, the results of any underground fuel, water or waste tank tests and soil samples undertaken by or on behalf of FRS or any of its Subsidiaries, any written communications by or on behalf of FRS or any of its Subsidiaries with Federal, state or local governments on environmental matters, and any OSHA citations issued to FRS or any of its Subsidiaries; and

                  (n) no underground storage tanks are present on any property operated by or on behalf of FRS or any of its Subsidiaries at any location and no such tanks were previously abandoned or removed.

         4.15 GOVERNMENTAL LICENSES AND PERMITS; COMPLIANCE WITH LAWS.

                  (a) Section 4.15 of the Seller Disclosure Schedule contains an accurate, correct and complete list and summary description of each Permit issued to FRS or any of its Subsidiaries and used in the Target Operations. Such Permits are valid and in full force and effect and there are not pending, or, to the knowledge of the Seller Parties or FRS, threatened, any proceedings which could result in the termination, revocation, modification, limitation or impairment of any such Permit. Except as described in Section 4.15 of the Seller Disclosure Schedule, neither FRS nor any of its Subsidiaries has received any notice of any revocation or modification of any Permit by any Governmental Entity nor has FRS or any of its Subsidiaries received notice of any proposed or intended revocation or modification of any Permit by any Governmental Entity. The Permits listed in Section 4.15 of the Seller Disclosure Schedule constitute all Permits that are necessary or appropriate to own and conduct the Target Operations as presently conducted and to own, occupy and lease the Land. All such Permits will continue to be in full force and effect after the consummation of the transactions contemplated hereby.

                  (b) The Target Operations comply and have been conducted in compliance with all applicable Laws. No notice from any Governmental Entity or other person of any violation of any Law or requiring or calling attention to the necessity of any repairs, installation or alteration in connection with the Target Operations has been served.

        4.16 LABOR MATTERS.

                  (a) Section 4.16 of the Seller Disclosure Schedule lists and describes each collective bargaining agreement covering any employees of FRS or any Subsidiary of FRS. Except as disclosed in Section 4.16 of the Seller Disclosure Schedule, (i) neither FRS nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization applicable to any employees of FRS or any of its Subsidiaries, (ii) there is no labor strike, dispute, slowdown, work stoppage, unresolved material labor union grievance or labor arbitration proceedings pending or, to the knowledge of FRS or the Seller Parties, threatened against FRS or any of its

Subsidiaries, and (iii) to the knowledge of FRS and the Seller Parties, there are no current union organizing activities among employees of FRS or any of its Subsidiaries.

                  (b) Since the enactment of the WARN Act, neither FRS nor any of its Subsidiaries has effectuated a "plant closing" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of FRS or any of its Subsidiaries. Except as set forth in Section 4.16 of the Seller Disclosure Schedule, no employees of FRS or any of its Subsidiaries have suffered an "employment loss" (as defined in the WARN Act) since December 31, 2002. For each such plant closing or employment loss identified on the Seller Disclosure Schedule, the Seller Parties have identified the date(s) on which FRS issued notices to the affected employees, as required under the WARN Act.

        4.17 EMPLOYEE BENEFIT PLANS.

                  (a) Section 4.17 of the Seller Disclosure Schedule sets forth each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, accidental death and dismemberment, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by FRS or any of its Subsidiaries or any ERISA Affiliate of FRS or any of its Subsidiaries for the benefit of employees or former employees and directors or former directors of FRS or any of its Subsidiaries and, if applicable, their spouses, dependents or beneficiaries (the "COMPANY EMPLOYEE PLANS"). True and correct copies of each of the Company Employee Plans have been delivered to Buyer, along with the three most recent annual reports for such plans (including any actuarial report), any trust agreement relating to such plans and the most recent summary plan description, as well as all determination letters for Company Employee Plans intended to be qualified under Code Section 401(a).

                  (b) FRS and each of its Subsidiaries have at all times complied with, both as to form and operation, and in all respects, the applicable provisions of ERISA and the Code, and any underlying regulation or guidance issued thereunder, and each other Law imposed or administered by any Governmental Entity with respect to each of the Company Employee Plans. Each Company Employee Plan has been administered in accordance with its terms. Except as set forth in Section 4.17 of the Seller Disclosure Schedule, neither FRS nor any of its Subsidiaries has at any time maintained, adopted, established, contributed to or been required to contribute to, otherwise participated in or been required to participate in, or had any liability with respect to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA. All Company Employee Plans providing pension or retirement benefits or obligations to current or former employees or their beneficiaries are referred to collectively as "COMPANY PENSION PLANS" and are identified on Section 4.17 of the Seller Disclosure Schedule.

                  (c) Neither FRS, nor any of its Subsidiaries, nor any ERISA Affiliate of FRS nor any of its Subsidiaries sponsors, maintains or contributes to, or has ever sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to Section 302 of ERISA,
Section 412 of the Code or Title IV of ERISA, nor does it have a current or contingent obligation to contribute to, or ever had an obligation to contribute to, or have any other liability with respect to, any multiemployer plan (as defined in Section 3(37) of ERISA). Neither FRS nor any of its Subsidiaries has any liability with respect to any benefit plan or arrangement other than with respect to the Company Employee Plans.

                  (d) Except as set forth in Section 4.17 of the Seller Disclosure Schedule, no provision concerning a Company Pension Plan is contained in any collective bargaining agreement affecting any current or former employees of FRS or any of its Subsidiaries. Each Company Pension Plan that is required to be qualified under Section 401(a) and Section 501(a) of the Code has received a determination letter to such effect. Any such determination letter that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, none of the Seller Parties, nor FRS nor any of FRS' Subsidiaries has any reason to suspect that such application for a determination will be denied. Nothing has occurred since the date of any such determination letter that is reasonably likely to adversely affect such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any such Company Pension Plan.

                  (e) FRS and its Subsidiaries have paid all amounts required to be paid as a contribution to each Company Employee Plan as of the last day of the most recent fiscal year of such Company Employee Plan; all benefits accrued under any funded or unfunded Company Employee Plan will have been paid, accrued, or otherwise adequately reserved in accordance with U.S. GAAP as of the Closing Date and all monies withheld from employee payroll with respect to any Company Employee Plan have been transferred to the appropriate Company Employee Plan in a timely manner as required by applicable Law.

                  (f) All reports, Tax Returns and similar documents with respect to each Company Employee Plan required to be filed with any Governmental Entity or distributed to any Company Employee Plan participant have been duly filed on a timely basis or distributed. There are no pending investigations by any Governmental Entity involving or relating to any Company Employee Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Company Employee Plans), suits or proceedings against any Company Employee Plan or asserting any rights or claims to benefits under any Company Employee Plan which could give rise to a liability nor, to the knowledge of the Seller Parties, the Trust Beneficiaries or FRS, are there any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding. No notice has been received by any Seller, any Trust Beneficiary, FRS or any of its Subsidiaries of any complaints or other proceedings of any kind involving FRS or any of its Subsidiaries or any of the employees of FRS or any of its Subsidiaries or other potential claimants before any Governmental Entity relating to any Company Employee Plan or to FRS or any of its Subsidiaries and to the knowledge of the Seller Parties, the Trust

Beneficiaries and FRS, there is no basis for any such claims. No excise tax under Chapter 43 of the Code is payable with respect to any Company Employee Plan, and no event has occurred that could result in any such tax being due.

                  (g) Neither FRS nor any of its Subsidiaries maintains any welfare benefit fund within the meaning of Section 419 of the Code. With respect to any Company Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "WELFARE PLAN"), except as specified in
Section 4.17 of the Seller Disclosure Schedule, (i) each Welfare Plan for which contributions are claimed by FRS or any of its Subsidiaries as deductions under any provision of the Code complies with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, the Women's Health and Cancer Rights Act of 1998 and other applicable Laws, and
(iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. Except as specified in Section 4.17 of the Seller Disclosure Schedule, no Company Employee Plan provides any health, life or other welfare coverage to employees of FRS or any of its Subsidiaries beyond termination of their employment by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or under the continuation of coverage provisions of the Laws of any state or locality.

                  (h) Except as otherwise set forth in Section 4.17 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of this Agreement will (i) result in any payment to be made by FRS or any of its Subsidiaries becoming due to any employee or former employee, officer or director, or (ii) increase or vest any benefits payable under any Company Employee Plan.

                  (i) Except as otherwise set forth in Section 4.17 of the Seller Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of the Acquisition by any employee, officer or director of FRS or any of its Subsidiaries who is a disqualified individual (as such term is defined in proposed Treasury Regulations Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect will not be characterized as an excess parachute payment (as such term is defined in Section 280G(b)(1) of the Code). Except as described in Section 10.2, neither FRS nor any of its Subsidiaries has declared or paid any bonus compensation in contemplation of the Acquisition.

         4.18 MATERIAL CONTRACTS . Section 4.18 of the Seller Disclosure Schedule lists all of the following written or oral contracts, agreements and commitments (collectively, the "MATERIAL CONTRACTS"):

                  (a) all employment, consulting or personal services agreements or contracts with any present or former officer, director or employee of FRS or any of its Subsidiaries who has an annual salary of $100,000 or more;

                  (b) all Solid Waste management agreements and contracts (including those relating to the receipt, transport, disposal or other management of waste) between FRS or any of its Subsidiaries and any municipality or other Governmental Entity or Person which call for annual payments to or by FRS or any of its Subsidiaries of $100,000 or more, which list includes the term of such agreements or contracts;

                  (c) all contracts, agreements, agreements in principle, letters of intent and memoranda of understanding which call for or contemplate the acquisition of (or right to acquire or right of first refusal or offer for) any interest in any business enterprise, or any assets or properties outside the ordinary course of business of FRS or any of its Subsidiaries, and all contracts, agreements and commitments relating to the future disposition of a material portion of the assets or properties of FRS or any of its Subsidiaries;

                  (d) all contracts, agreements with, or commitments to, any Person containing any provision or covenant relating to the indemnification or holding harmless by FRS or any of its Subsidiaries of any Person which could result in a liability to FRS or any of its Subsidiaries of $100,000 or more;

                  (e) all leases or subleases of real property used in the conduct of business of FRS or any of its Subsidiaries providing for annual rental payments to be paid by or on behalf of FRS or such Subsidiary of more than $100,000;

                  (f) all contracts or agreements committing FRS or any of its Subsidiaries to make a capital expenditure in excess of $100,000;

                  (g) all guaranties or other commitments or undertakings under which FRS or any of its Subsidiaries may be primarily, secondarily, contingently or conditionally liable for or in respect of (or which creates, constitutes or evidences a Lien on any of the assets or properties of FRS or such Subsidiary or which secures the payment or performance of) any present or future liability or obligation of or to any other Person;

                  (h) all contracts, agreements and undertakings with any Governmental Entity or other Person which contain any provision or covenant limiting (i) the ability of FRS or any of its Subsidiaries to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (ii) the ability of any Person to compete with or obtain products or services from FRS or any of its Subsidiaries;

                  (i) all outstanding proxies, powers of attorney or similar delegations of authority granted by FRS or any of its Subsidiaries or any Seller or Trust Beneficiary or any other Person relating in any way to the Acquired Shares, FRS or any of its Subsidiaries; and

                  (j) all other agreements which are material to FRS or any of its Subsidiaries or the conduct of the Target Operations.

         The Seller Parties have delivered to the Buyer a true and correct copy of each Material Contract. Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation of FRS or the applicable Subsidiary which is a party to it, and, to the knowledge of FRS, the Trust Beneficiaries and the Seller Parties, of each other Person that is a party to it and each Material Contract will continue to be legal, valid, binding, enforceable and in full force and effect on the same terms immediately after the Closing. Except as set forth in Section 4.18 of the Seller Disclosure Schedule, neither FRS nor any of its Subsidiaries is, and, to the knowledge of FRS, the Trust Beneficiaries and the Seller Parties, no other party to any Material Contract is, in violation, breach or default of such Material Contract or, with or without notice or lapse of time or both, would be in violation, breach or default of any such Material Contract. Except as set forth in Section 4.18 of the Seller Disclosure Schedule, no Material Contract provides that any party thereto may terminate such Material Contract by reason of the execution of this Agreement or the consummation of the Acquisition and no Material Contract requires the consent or approval of any Governmental Entity or other Person as a result of or in connection with consummation of the Acquisition.

        4.19 REAL PROPERTY INTERESTS.

                  (a) OWNED LAND. Section 4.19(a) of the Seller Disclosure Schedule contains an accurate legal description of all Land owned by FRS or any of its Subsidiaries and a complete description of existing surveys, abstracts and title policies in the possession of the Seller Parties, the Trust Beneficiaries, FRS or any of its Subsidiaries relating to the owned and leased Land of FRS and its Subsidiaries. FRS and its Subsidiaries have good and marketable fee simple title to all fee estates included in all owned Land, free and clear of all Liens, except for Permitted Liens. The Seller Parties have delivered to Buyer true and complete copies of all existing surveys, abstracts and title policies listed in Section 4.19 of the Seller Disclosure Schedule.

                  (b) LEASED LAND. Section 4.19(b) of the Seller Disclosure
Schedule is a complete list of all Real Estate Leases to which FRS or any of its Subsidiaries is a party or subject. Except as otherwise disclosed in Section 4.19(b) of the Seller Disclosure Schedule, (i) each Real Estate Lease is legal, valid, binding, enforceable and in full force and effect; (ii) subject to obtaining any consent described in Section 4.19(b) of the Seller Disclosure Schedule, each Real Estate Lease will continue to be legal, valid, binding, enforceable and in full force and effect on the same terms immediately after the Closing; (iii) neither FRS nor any of its Subsidiaries is in breach or default in any material respect under, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration of, any Real Estate Lease; (iv) no other party to any Real Estate Lease is in breach or default in any material respect under, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration of, such Real Estate Lease; (v) no party to any Real Estate Lease has repudiated any provision thereof; (vi) there are no disputes, oral agreements or forbearances in effect as to any Real Estate Lease; (vii) no Real Estate Lease has been modified in any respect, except to the extent that such modifications are described in Section 4.19(b) of the Seller Disclosure Schedule; and (viii) neither FRS nor any of its Subsidiaries, nor any Seller, nor any Trust

Beneficiary has assigned, transferred, conveyed, mortgaged, deeded in trust or caused any Lien to exist with respect to any interest of FRS or any of its Subsidiaries in any Real Estate Lease.

                  (c) NO PROCEEDINGS. There is no proceeding in eminent domain or any similar proceeding pending, or, to the knowledge of the Seller Parties or FRS or its Subsidiaries, threatened, affecting the fee or the leasehold interest of FRS or any of its Subsidiaries in any Land. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation pending, or, to the knowledge of FRS, the Trust Beneficiaries and the Seller Parties, threatened, relating to the lease, use, occupancy or operation by FRS or any of its Subsidiaries of any fee or leasehold interest in Land.

                  (d) CONDITION AND OPERATION OF IMPROVEMENTS. To the knowledge of FRS, the Trust Beneficiaries and the Seller Parties, as to each parcel of
Land: (i) all components of all buildings, structures and other improvements included upon or within such Land (the "IMPROVEMENTS"), including the roofs and structural elements thereof, are in adequate condition to operate such facilities as currently used, occupied or operated and comply with all applicable zoning Laws and building codes, regulations, ordinances and restrictions applicable thereto; (ii) there are no structural deficiencies in any buildings located upon any Land; and (iii) no Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in any Land.

                  (e) MATERIAL VIOLATIONS. To the knowledge of FRS, the Trust Beneficiaries and the Seller Parties, there are no material violations of any orders of any Governmental Entity or court orders requiring repairs, alterations or correction of existing conditions on the Improvements; there are no material defects or deficiencies in any of the buildings, or any machinery, equipment, fixtures, systems, appliances or other Improvements, including, without limitation, any material leakage or seepage from roofs, walls, foundations or underground storage tanks; and all buildings, structures and other Improvements and all mechanical systems and fixtures including, without limitation, all water, sewer, plumbing, heating, cooling, air conditioning, sprinkling, gas, public sewer, communications and electrical systems and all other facilities of whatever nature are in good working order.

                  (f) UTILITY SERVICE. To the knowledge of FRS, the Trust Beneficiaries and the Seller Parties, (i) all gas, electric, water and other utility lines, sewers and curbs which are required in connection with the conduct of the Target Operations have been installed; (ii) all Improvements used by FRS or any of its Subsidiaries, including, without limitation, any septic tank, field or drain tiles servicing any buildings used by FRS or any of its Subsidiaries, are in compliance in all material respects with all building, zoning, air pollution, land use, health and other Laws and restrictions applicable thereto, and there are no notices, suits or judgments relating to violations of any building, zoning, air pollution, land use, health or other Laws and restrictions, and there are no such violations which have not been corrected; and (iii) no labor, material or services have been furnished by or at the direction of FRS or any of its Subsidiaries in or about the Land used by FRS or any of its Subsidiaries in connection with the Target Operations, or any part thereof, as a result of which any mechanics', laborers' or materialmen's liens or claims might arise.

         4.20 BANK ACCOUNTS. Section 4.20 of the Seller Disclosure Schedule lists each bank, trust company or similar institution with which FRS or any of its Subsidiaries maintains an account or safe deposit box, and accurately identifies each such account or safe deposit box by its number or other identification and the names of all individuals authorized to draw thereon or have access thereto.

         4.21 ACCOUNTS RECEIVABLE. Except as set forth in Section 4.21 of the Seller Disclosure, all accounts receivable of FRS and its Subsidiaries reflected in the Company Financial Statements are valid receivables, subject to no offsets or counterclaims and are current and collectible, net of the applicable reserve for bad debts contained in the Company Financial Statements.

         4.22 OFFICERS AND DIRECTORS. Section 4.22 of the Seller Disclosure Schedule accurately lists by name and title all officers and directors of FRS and each of its Subsidiaries. None of the officers or directors of FRS or its Subsidiaries during the previous five (5) years has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated.

         4.23 BROKERS. Except as described in Section 4.23 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Buyer Parent, Buyer, Buyer Sub or FRS or any of its Subsidiaries in connection with this Agreement or the Acquisition based upon arrangements made by or on behalf of any Seller or Trust Beneficiary, or FRS or any of its Subsidiaries.

         4.24 DISCLOSURE. The representations, warranties and statements contained in this Agreement and in each Ancillary Agreement and in the certificates, Exhibits, and Schedules delivered to Buyer by the Seller Parties and the Trust Beneficiaries pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary to be stated therein in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There is no material fact directly relating to the properties, assets, business, operations, condition (financial or otherwise) or prospects of FRS or any of its Subsidiaries or the Target Operations (including any competitive developments other than facts which relate to general economic or industry trends or conditions) that has had or could have a Material Adverse Effect on FRS or the Target Operations that has not been set forth in this Agreement or in the Seller Disclosure Schedule.

         4.25 INTELLECTUAL PROPERTY. Section 4.25 of the Seller Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all patents, trademarks, trademark rights, trade names, trade styles, trade dress, product designations, service marks, copyright registrations and applications for any of the foregoing utilized in the Target Operations (the "INTELLECTUAL PROPERTY"). Section 4.25 of the Seller Disclosure Schedule sets forth an accurate, correct and complete list and summary description of all licenses and other agreements relating to any Intellectual Property. None of the Intellectual Property is subject to any extensions, renewals, Taxes or fees due within ninety (90) days after Closing. With respect to the Intellectual Property, (a) FRS and/or its Subsidiaries are the sole and exclusive owners or have the sole and exclusive right to use the Intellectual Property; (b) no action, suit, proceeding or investigation is pending or, to the knowledge of FRS, the Trust Beneficiaries and the Seller Parties, threatened with respect to the Intellectual Property; (c) none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the rights of others or, to the knowledge of FRS, the Trust Beneficiaries and the Seller Parties, is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge; (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property; (e) neither FRS nor any of its Subsidiaries have agreed to indemnify any Person for or against any infringement of or by the Intellectual Property; (f) all items of Intellectual Property are properly registered under applicable Law; and (g) the Intellectual Property constitutes all such assets, properties and rights which are used in or necessary for the conduct of the Target Operations as conducted as of the date hereof.

         4.26 SOFTWARE. Section 4.26 of the Seller Disclosure Schedule sets forth an accurate and complete list and summary description of all the Software owned, licensed or otherwise used by FRS or any of its Subsidiaries. Section
4.26 of the Seller Disclosure Schedule identifies or describes (A) all Software of or relating primarily to the Target Operations which is owned by FRS and its Subsidiaries; and (B) all Software of or relating primarily to the Target Operations which is licensed to FRS and its Subsidiaries by third parties. With respect to the Software:

                  (a) all documentation for Software licensed to FRS and/or its Subsidiaries is current (to the extent any third party owner supplies updated documentation to licensees), accurate and sufficient in detail and content to identify and explain the nature thereof, and to allow its full and proper use by Buyer Parent, Buyer, Buyer Sub, FRS and its Subsidiaries following the Closing without reliance on the special knowledge or memory of others; and

                  (b) FRS and its Subsidiaries own all right, title and interest in the Software that is not designated as licensed free and clear of any Liens or legal or equitable claims of others.

         4.27 INSURANCE. Section 4.27 of the Seller Disclosure Schedule sets forth an accurate and complete list and summary description (including name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, self insurance programs or fidelity bonds related to the Target Operations ("INSURANCE"). All insurance premiums with respect to the Insurance have been paid in full. All Insurance has been issued by financially sound insurance companies under valid and enforceable policies or binders for the benefit of FRS and its Subsidiaries and all such policies or binders are in full force and effect and are in such types and amounts and insure against such risks, casualties and contingencies as is customary for enterprises in operations similar to the Target Operations. There are no pending or asserted claims against any Insurance as to which any insurer has denied liability or reserved rights, and there are no claims under any Insurance that have been disallowed or improperly filed within the last three fiscal years. Section 4.27 of the Seller Disclosure Schedule sets forth the claims experience for the last three full fiscal years and the interim period through the date hereof with respect to the Target Operations (both insured and self-insured). Except as set forth on Section 4.27 of the Seller Disclosure Schedule, no notice of cancellation or nonrenewal with respect to, or material increase of premium for, any Insurance has been received by FRS or any of its Subsidiaries within the last three fiscal years.

         4.28 COMPLIANCE WITH REGULATION D; STOCKHOLDERS. Each Seller and Trust Beneficiary is aware that the Stock Consideration to be issued pursuant to the Acquisition constitutes "restricted securities" within the meaning of the Securities Act. Each Seller and Trust Beneficiary is an "accredited investor" as defined in Regulation D under the Securities Act. Each Seller and Trust Beneficiary acknowledges that the securities comprising the Stock Consideration have not been registered under the Securities Act or the securities Laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state Laws or unless an exemption from such registration is available. Each Seller and Trust Beneficiary (a) has such knowledge and experience in financial and business matters so as to be capable of evaluating and understanding the merits and risks of an investment in Buyer Parent, (b) has received certain information concerning Buyer Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks of an investment in Buyer Parent Common Stock, and (c) is able to bear the economic risk of its investment in Buyer Parent and the Stock Consideration in that, among other factors, such Seller and Trust Beneficiary can afford to hold the shares of Buyer Parent Common Stock issued hereunder for an indefinite period and can afford a complete loss of its investment in Buyer Parent.

         4.29 CORRUPT PRACTICES. Except in compliance with all applicable Laws, none of FRS nor any of its Subsidiaries, nor any Seller or Trust Beneficiary, nor any of their respective officers, directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (a) any employees, representatives or agents of any customers of FRS or any of its Subsidiaries for the purpose of attracting business or (b) any domestic governmental official, political party or candidate for government office or any of their employees, representatives or agents.

         4.30 AGGREGATION. The imperfections, defects, orders, actions, defaults, liabilities, inaccuracies and other items omitted from disclosure in connection with the representations and warranties made in Sections 4.1 through
4.29 on grounds of immateriality, lack of knowledge or failure to have a Material Adverse Effect do not and could not, taken as a whole, constitute a Material Adverse Effect on FRS or the Target Operations.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         The Buyer Parent and Buyer represent and warrant to the Seller Parties, as of November 21, 2003, as of the date hereof and as of the Closing Date, that:

         5.1 ORGANIZATION. Each of Buyer and Buyer Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer Parent is a corporation duly organized and validly existing under the laws of Ontario. Each of Buyer Parent, Buyer and Buyer Sub has full authority and corporate power to conduct its business as it is currently being conducted.

         5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Buyer Parent, Buyer and Buyer Sub has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which it will be a party. The execution and delivery of this Agreement and each Ancillary Agreement to which Buyer Parent, Buyer or Buyer Sub, as the case may be, will be party, and the consummation of the Acquisition and the other transactions contemplated in this Agreement and the Ancillary Agreements have been duly authorized by the Board of Directors of Buyer Parent, Buyer or Buyer Sub, as the case may be, and, no other corporate proceedings on the part of Buyer Parent, Buyer or Buyer Sub are necessary to authorize this Agreement, any Ancillary Agreement to which Buyer Parent, Buyer or Buyer Sub, as the case may be, will be a party, or the consummation of the Acquisition or the other transactions contemplated in this Agreement and the Ancillary Agreements. This Agreement has been duly executed and delivered by Buyer Parent, Buyer and Buyer Sub. Assuming the valid authorization, execution and delivery of this Agreement (and each Ancillary Agreement to which FRS, any Seller Party or any Trust Beneficiary will be a party) by FRS, each Seller Party and each Trust Beneficiary in the case of this Agreement (and each of FRS, each Seller Party and each Trust Beneficiary, as applicable, in the case of the Ancillary Agreements), this Agreement is, and upon its execution and delivery by Buyer Parent, Buyer or Buyer Sub, as the case may be, each Ancillary Agreement to which Buyer Parent, Buyer or Buyer Sub, as the case may be, is a party will be, a valid and binding obligation of Buyer Parent, Buyer or Buyer Sub, as the case may be, in each case enforceable in accordance with its respective terms.

         5.3 NO VIOLATIONS. The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by Buyer Parent, Buyer and Buyer Sub, and the consummation of the Acquisition and the other transactions contemplated in this Agreement and the Ancillary Agreements will not constitute a breach or violation of or default under the charter or bylaws (or similar organizational documents) or internal rules or regulations governing the conduct of corporate actions of Buyer Parent, Buyer or Buyer Sub or any Law applicable to Buyer Parent, Buyer or Buyer Sub.

         5.4 CONSENTS AND APPROVAL. Except as set forth in Section 5.4 of Buyer's Disclosure Schedule, and except for HSR Act filings, no consent, order, approval, waiver, authorization of, or registration, application, declaration or filing with, any Person is required with respect to Buyer Parent, Buyer or Buyer

Sub in connection with the execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated in this Agreement and the Ancillary Agreements.

         5.5 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Acquisition based upon arrangements made by or on behalf of Buyer Parent, Buyer or Buyer Sub.

         5.6 SEC REPORTS. Buyer Parent has filed all forms, reports, schedules, statements and documents required to be filed by Buyer Parent with the SEC since January 1, 2002 pursuant to the requirements of the Exchange Act, and all rules and regulations promulgated thereunder. All forms, reports, schedules, statements and documents filed by Buyer Parent with the SEC since January 1, 2002 (collectively, the "SEC REPORTS") have been filed on a timely basis in accordance with the applicable requirements of the Exchange Act, and all rules and regulations promulgated thereunder, and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

                        SELLER AGREEMENTS PENDING CLOSING

         The Seller Parties and Trust Beneficiaries, jointly and severally, agree that, between the date hereof and the Closing Date, without the prior written consent of Buyer:

         6.1 CONDUCT OF BUSINESS. The Seller Parties and Trust Beneficiaries shall cause FRS and each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business, comply with applicable Laws, comply with the terms of the Company Employee Plans (including by making all contributions required by the terms thereof, applicable actuarial recommendations and applicable Law), and use its reasonable best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain normal business relationships with customers, suppliers and others having business relationships with it. The Seller Parties and Trust Beneficiaries shall confer on a regular and frequent basis with one or more designated representatives of Buyer to report on operational matters of materiality and to report the general status of on-going operations of FRS and its Subsidiaries. The Seller Parties and Trust Beneficiaries shall notify Buyer of:

                  (a) any unexpected material emergency or other material change in the normal course of business of the Target Operations;

                  (b) the instigation of, or any significant development in, any regulatory proceedings, governmental complaints, investigations or hearings (or communications indicating that any may be contemplated) involving FRS or any of its Subsidiaries, which instigation or development could have a Material Adverse Effect on FRS or the Target Operations; and

                  (c) any matter or event which comes to the knowledge of the Seller Parties or the Trust Beneficiaries and which makes or could make any representation or warranty made by the Seller Parties and Trust Beneficiaries in
Article IV untrue or inaccurate.

         The Seller Parties and Trust Beneficiaries shall keep Buyer fully informed of such events and permit Buyer's representatives access to all materials prepared in connection with such events.

         The Seller Parties and Trust Beneficiaries further agree to cause FRS and its Subsidiaries to maintain and continue, between the date hereof and the Closing Date, the customer billing, receivable collection and payables payment practices of FRS and its Subsidiaries in a manner consistent with past practices and in the ordinary course of business.

         6.2 FORBEARANCE BY FRS. The Seller Parties and the Trust Beneficiaries shall not cause or permit FRS or any of its Subsidiaries to:

                  (a) amend its charter, bylaws or operating agreement (or other similar organizational documents);

                  (b) issue, sell, pledge, dispose of or encumber any shares of its capital stock or equity interests or securities convertible into any such shares or equity interests, or enter into any agreement or commitment with respect to the issuance or purchase of any such shares, equity interests or securities;

                  (c) pay any dividend or other distribution in respect of its capital stock, or redeem, purchase or acquire any of its capital stock or equity interests;

                  (d) make or commit to make any capital investment, capital expenditure, capital addition or capital improvement, except for Permitted Capital Expenditures;

                  (e) except in the ordinary course of business, and except for settlements made by insurers, enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to FRS or any of its Subsidiaries or their respective properties which requires FRS or any of its Subsidiaries to make a payment in excess of $100,000 or which would result in the imposition of any restriction upon the operations of FRS or any of its Subsidiaries, or the disposition of any of their respective properties;

                  (f) sell real property or any interest in or improvement upon real property or any other capital asset the book value or sales price of which is more than $100,000;

                  (g) amend any Company Employee Plan or make any statement relating to any anticipated or proposed increase in benefits under any Company Employee Plan for current, future or former employees of FRS or any of its Subsidiaries other than strictly in accordance with the terms of the Company Employee Plans as constituted on the date hereof;

                  (h) transfer, license, lease, sell, dispose of, mortgage or encumber any assets or properties other than in the ordinary course of business;

                  (i) increase compensation, benefits or severance for employees of FRS or any of its Subsidiaries, except as required by any collective bargaining agreements entered into by FRS or such Subsidiary as in effect on the date hereof; or

                  (j) enter into any agreement to acquire the stock, equity, assets or business of any other Person.

         6.3 ACCESS AND INFORMATION. The Seller Parties and Trust Beneficiaries shall, and shall cause FRS and its Subsidiaries to, give to Buyer Parent, Buyer, Buyer Sub and their representatives (including their lenders, investors and other financing sources and their respective representatives) full access during normal business hours to all the properties, books, contracts, commitments, records, Tax Returns, personnel and advisors of each Seller, each Trust Beneficiary, FRS and each of its Subsidiaries at a location designated by Seller so that Buyer Parent, Buyer, Buyer Sub and their representatives may have full opportunity to make such investigation of FRS and its Subsidiaries as they shall reasonably request in advance. The Seller Parties and Trust Beneficiaries will direct Shepard, Schwartz & Harris to permit Buyer's Auditors to review and examine the work papers of Shepard, Schwartz & Harris relating to FRS and its Subsidiaries and the Target Operations. The Seller Parties and Trust Beneficiaries will, and will cause FRS and its Subsidiaries to (a) promptly furnish to Buyer all information concerning FRS and its Subsidiaries and the Target Operations, including without limitation audited and unaudited financial statements and other financial information for FRS and its Subsidiaries, required for inclusion in any application, filing, statement or notice to be made by Buyer Parent, Buyer or Buyer Sub to, or filed or joined in by Buyer Parent, Buyer or Buyer Sub with, any Governmental Entity, including, without limitation, any registration statement, proxy statement or other statement or notice, or in any offering memorandum, prospectus, bank book or other offering document prepared in connection with Buyer Parent's, Buyer's or Buyer Sub's financing of the transaction, and none of such information (including any information provided to Buyer's Auditors by FRS, any of its Subsidiaries, the Seller Parties, the Trust Beneficiaries or Shepard, Schwartz & Harris) shall, at the date furnished, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; (b) cause counsel and independent accounts of FRS and its Subsidiaries to cooperate with Buyer, Buyer Parent, Buyer Sub and their respective affiliates and representatives (including investment bankers, counsel and independent accountants) in the preparation of such applications, filings, statements, notices, offering memoranda, bank books, prospectuses and other offering documents; and (c) use their commercially reasonable efforts to obtain consents and "comfort letters" from Shepard, Schwartz & Harris or any other independent accountants of FRS and its Subsidiaries as required in connection with any such filings, statements, notices, reports, offering memoranda, bank books, prospectuses and other offering documents.

         6.4 SUPPLEMENTAL INFORMATION. Between the date hereof and the Closing or the earlier termination of this Agreement, the Seller Parties and Trust Beneficiaries shall furnish Buyer with such additional financial and operating data and other information as to FRS and its Subsidiaries and the Target Operations as Buyer may from time to time request. Without limiting the generality of the foregoing, as soon as practicable but in any event within fifteen (15) days after the end of each month occurring between the date hereof and the Closing Date, the Seller Parties shall furnish to Buyer the unaudited consolidated balance sheets of FRS and its Subsidiaries and the related statements of operations, stockholders' equity (deficit) and cash flows for the fiscal month then ended (the "POST-SIGNING INTERIM FINANCIAL STATEMENTS"). The Post-Signing Interim Financial Statements will be prepared in accordance with U.S. GAAP, and will fairly present in all material respects in accordance with such accounting principles the consolidated financial position of FRS and its Subsidiaries at the respective dates thereof, and the consolidated results of operations, stockholders' equity (deficit) and cash flows of FRS and its Subsidiaries for the respective periods covered thereby, subject to year-end adjustments (consisting of normal recurring accruals) and the omission of explanatory footnote materials required by U.S. GAAP.

         6.5 ACCESS FOR ENVIRONMENTAL REPORT. The Seller Parties and Trust Beneficiaries shall cause FRS and its Subsidiaries to give to the independent environmental consultants engaged by and at the expense of Buyer (the "ENVIRONMENTAL CONSULTANT"), full access to the facilities, personnel and records of FRS and its Subsidiaries as such consultants shall reasonably request (including physical inspection of sites, drilling of wells and soil borings and collection of samples and other Phase II investigatory activities and techniques) in order to conduct Phase II environmental assessments of each parcel of real property owned, or under the management or control of, or operated, leased or occupied by, FRS or any of its Subsidiaries, and to prepare a report reflecting the findings and recommendations of such consultants concerning such Phase II environmental assessments (the "ENVIRONMENTAL REPORT"). The Seller Parties and Trust Beneficiaries shall use their reasonable best efforts to ensure that all information provided to Environmental Consultant in the course of its conduct of such environmental assessments is accurate, complete and not misleading (including by omissions). The Seller Parties and Trust Beneficiaries will provide, and will cause FRS and its Subsidiaries to provide, upon written request therefor, all consents, approvals and directions (and waivers of privacy, freedom of information and similar Laws) so as to permit the Environmental Consultant to have prompt and unrestricted access to all relevant information in the possession or under the control of Governmental Entities. Any and all environmental reports prepared by Buyer prior to Closing with respect to the Land shall be delivered to the Seller Parties upon their request.

         6.6 NO SOLICITATION OF TRANSACTIONS.

                  (a) Unless and until this agreement is terminated pursuant to
Section 15.3(a), (c) or (d), none of the Seller Parties, the Trust Beneficiaries, FRS nor any of its Subsidiaries will, directly or indirectly, and the Seller Parties, the Trust Beneficiaries, FRS and its Subsidiaries will instruct their respective officers, directors, employees, agents, advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it) (collectively, the "REPRESENTATIVES"), not to, directly or indirectly, solicit, initiate, seek, entertain or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate or support, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions, negotiate with or furnish any information to, any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction. The Seller Parties and the Trust Beneficiaries will notify Buyer immediately after receipt by any of the Seller Parties, the Trust Beneficiaries, or FRS or any of its Subsidiaries (or their respective Representatives) of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of FRS or any of its Subsidiaries by any Person that informs or has informed any of the Seller Parties, the Trust Beneficiaries or FRS or any of its Subsidiaries (or their respective Representatives) that it is considering making or has made such a proposal or inquiry. Such notice to Buyer shall indicate in reasonable detail the identity of the Person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. The Seller Parties, the Trust Beneficiaries and FRS and its Subsidiaries immediately shall cease and cause to be terminated (and shall instruct their respective Representatives to immediately cease and terminate) all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction.

                  (b) A "COMPETING TRANSACTION" means any of the following (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, tender offer, sale of stock, business combination or other similar transaction involving FRS or any of its Subsidiaries; or (ii) any sale, lease, exchange, transfer or other disposition of assets or properties used or useable in connection with the Target Operations other than in the ordinary course of business consistent with past practice.

         6.7 CONSUMMATION OF ACQUISITION. The Seller Parties and the Trust Beneficiaries shall use their reasonable best efforts to perform and fulfill, and shall use their reasonable best efforts to cause FRS and its Subsidiaries to perform and fulfill, all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the Acquisition shall be consummated. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, the Seller Parties and the Trust Beneficiaries shall use their reasonable best efforts to take or cause to be taken all reasonable action to do or cause to be done, and to assist and cooperate with, and to cause FRS and its Subsidiaries to assist and cooperate with, the Buyer in doing, all things necessary, proper or advisable to obtain all consents, amendments, waivers or authorizations under the terms of all Material Contracts and under all Company Permits required as a result of or in connection with the transactions contemplated hereby and to obtain all necessary consents, approvals and authorizations of Governmental Entities as are required to be obtained under applicable Law as a result of or in connection with the transactions contemplated hereby.

         6.8 EMPLOYEE PLANS.

                  (a) Effective as of the date prior to the Closing Date, FRS and its Subsidiaries shall terminate, or terminate their participation in, the Company Employee Plans; PROVIDED that if, on or before the Closing Date, FRS and its Subsidiaries shall have established a group medical and dental benefit plan with CIGNA and such plan remains in effect on the Closing Date, such plan shall not be so terminated. Buyer shall offer all employees of FRS or its Subsidiaries who continue their employment with FRS or any of its Subsidiaries following the Closing coverage with immediate eligibility under Buyer's group medical plan and group dental plan, covering claims incurred on or after the Closing Date, without a pre-existing condition limitation.

                  (b) If FRS obtains a favorable determination letter from the IRS, Buyer shall take any and all necessary action to cause the trustee of a defined contribution plan of Buyer or one of its ERISA Affiliates, to accept a direct rollover of all or a portion of any employee distributions from FRS' 401(k) plan (including plan loans) that constitute an eligible rollover distribution pursuant to Code Section 402(c)(4).

                  (c) Buyer shall be responsible for all COBRA obligations that arise with respect to all employees and former employees (and their dependents) of FRS and its Subsidiaries who have experienced a COBRA qualifying event, as defined in Code Section 4980B(f) or ERISA Section 603, on or prior to the Closing Date.

         6.9 CERTAIN ASSETS. As of the Closing, the assets of FRS and its Subsidiaries shall consist of all assets necessary or appropriate for the conduct of the Target Operations, but excluding (a) the Altamonte facility in Orlando, Florida currently leased by FRS, and (b) the lease agreement relating to the premises currently used by FRS and its Subsidiaries to provide compactor/container repair and refurbishment services and all assets currently used to perform such services, which assets are listed on EXHIBIT M attached hereto.

         6.10 AUDITED 2003 FINANCIAL STATEMENTS. On or before March 18, 2003, the Seller Parties and the Trust Beneficiaries shall deliver to Buyer the audited consolidated balance sheet of FRS and its Subsidiaries as of December 31, 2003 and the related audited consolidated statements of operations, stockholders' equity (deficit) and cash flows for the fiscal year then ended (the "2003 FINANCIAL STATEMENTS"). Upon delivery, the 2003 Financial Statements shall be considered "Year-End Financial Statements" solely for the purpose of the representation and warranty set forth in Section 4.7.

                                  ARTICLE VII

                         BUYER COVENANTS PENDING CLOSING

         Buyer agrees that, between the date hereof and the Closing Date:

         7.1 CERTAIN INFORMATION. Buyer will furnish to each Seller Party all information concerning Buyer Parent, Buyer, Buyer Sub and their respective Subsidiaries required for inclusion in any application, filing, statement or notice to be made by any Seller Party to, or filed or joined in by any Seller Party with, any Governmental Entity in connection with this Agreement or the Acquisition, and none of such information shall, at the date furnished, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         7.2 FINANCING. Buyer Parent shall use commercially reasonable efforts to obtain the financing necessary to consummate the Acquisition.

         7.3 CONSUMMATION OF ACQUISITION. Buyer shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the Acquisition shall be consummated.

                                  ARTICLE VIII

                                MUTUAL CONDITIONS

         The respective obligations of all Parties to consummate the Acquisition and to take the other actions called for under this Agreement and the Ancillary Agreements are subject to the fulfillment of each of the following conditions:

         8.1 NO ADVERSE PROCEEDINGS. No order entered or Law promulgated or enacted by any Governmental Entity shall be in effect which would prevent consummation of the Acquisition, and no proceeding brought by a Governmental Entity or any other Person shall have been commenced and be pending which seeks to restrain, enjoin, prevent or materially delay or restructure the transactions contemplated hereby.

         8.2 HSR WAITING PERIOD. The waiting period under the HSR Act shall have expired or otherwise been terminated.

                                   ARTICLE IX

                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of Buyer Parent, Buyer and Buyer Sub to consummate the Acquisition and to take the other actions called for under this Agreement and the Ancillary Agreements is subject to the fulfillment of each of the following conditions:

         9.1 REPRESENTATIONS TRUE AT CLOSING. The Seller Parties, the Trust Beneficiaries, FRS and its Subsidiaries shall have performed and complied in all material respects with all obligations and agreements required to be performed or complied with by them under this Agreement and the Ancillary Agreements at or prior to the Closing, and the representations and warranties of the Seller Parties and the Trust Beneficiaries contained in this Agreement shall be true and correct when made and at and as of the Closing as if made at and as of such date and time; and Buyer shall have received certificates, each dated the Closing Date, of each of the Sellers and the Trust Beneficiaries and of the President of FRS, to the effect set forth in this Section 9.1.

         9.2 THIRD PARTY CONSENTS. All consents, approvals or authorizations required to be obtained pursuant to the Material Contracts and Company Permits set forth on Section 9.2 of the Seller Disclosure Schedule shall have been obtained.

         9.3 NO ADVERSE CHANGES. Since the date of this Agreement, no event or series of events taken in the aggregate shall have occurred which could have a Material Adverse Effect on FRS or the Target Operations.

         9.4 FINANCING. Buyer or Buyer Parent shall have received financing for the Acquisition on terms and conditions reasonably satisfactory to Buyer and Buyer Parent.

         9.5 RIGHT OF FIRST REFUSAL; RIGHT OF FIRST OFFER. Allied Waste Industries, Inc. ("ALLIED") and BFI Waste Systems of North America, Inc. ("BFI") shall have waived in writing all of their respective rights and interests under that certain Right of First Refusal Agreement dated as of September 20, 1999 among FRS, BFI and Allied (the "ROFR AGREEMENT") with respect to the Acquisition and a copy of such written waiver shall have been delivered to Buyer or all of Allied's and BFI's rights and interests under the ROFR Agreement with respect to the Acquisition shall have expired or terminated without having been exercised by Allied and Buyer shall have received a certificate dated as of the Closing Date, of the President of FRS to such effect.

         9.6 SANFORD RECYCLING TRANSFER STATION. FRS and Sanford Recycling and Transfer, Inc. shall have executed and delivered the Sanford Lease Agreement.

         9.7 BANK CONSENT. Buyer Parent shall have received the consent of its lenders under its Credit Agreement dated as of December 31, 2003, as amended, to the consummation of the Acquisition and the other transactions contemplated hereby.

         9.8 CLOSING DOCUMENTS AND DELIVERIES. The Seller Parties and the Trust Beneficiaries, FRS and its Subsidiaries shall have executed and delivered to Buyer all documents required to be executed and delivered by them and shall have taken all other actions required to be taken by them at or prior to Closing as contemplated by Article III hereof.

                                   ARTICLE X

                  CONDITIONS TO THE SELLER PARTIES' OBLIGATIONS

         The respective obligations of the Seller Parties to consummate the Acquisition and to take the other actions called for under this Agreement and the Ancillary Agreements are subject to the fulfillment of each of the following conditions:

         10.1 REPRESENTATIONS TRUE AT CLOSING. Buyer Parent, Buyer and Buyer Sub shall have performed and complied in all material respects with all obligations and agreements required to be performed or complied with by them under this Agreement and the Ancillary Agreements at or prior to the Closing and the representations and warranties of Buyer contained in this Agreement shall be true and correct when made and at and as of the Closing as if made at and as of such date; and Seller Parties shall have received a certificate, dated the Closing Date, of the President of Buyer to the effect set forth in this Section 10.1.

         10.2 RETENTION AND TRANSACTION BONUS AGREEMENTS. Buyer shall have executed retention and transaction bonus agreements in substantially the form of EXHIBIT N for each of the persons listed on EXHIBIT O.

                                   ARTICLE XI

                              ADDITIONAL AGREEMENTS

         11.1 HSR ACT FILINGS. As soon as practicable after the date of this Agreement, Buyer and each Seller shall file notification and report forms under the HSR Act with the FTC and the Antitrust Division, and shall use their reasonable best efforts to respond as promptly as practicable to all requests received from the FTC or the Antitrust Division for additional information or documentation.

         11.2 PUBLICITY. Neither Buyer, Buyer Parent, nor Buyer Sub nor any Seller, any Trust Beneficiary, FRS or any Subsidiary of FRS shall issue any press release, public announcement or public filing pertaining to this Agreement, the Acquisition, any Ancillary Agreement or the transactions contemplated hereby or thereby without the prior written consent of the other Parties; PROVIDED HOWEVER, that such prior consent shall not be required in cases where the Party proposing to disseminate such release, announcement or filing believes in good faith that such release, announcement or filing is required by Law, the rules of any national securities exchange or automated quotation system on which the Buyer Parent Common Stock is then traded, and it is impracticable to consult with the other Parties or, after such consultation, the Parties cannot agree on the content of such release, announcement or filing.

         11.3 EXPENSES. Each Party shall pay its own costs and expenses incurred in connection with the Acquisition and the transactions contemplated hereby (including any brokerage or finder's fees), whether or not the Acquisition is consummated, provided, however, that no such costs or expenses of the Seller Parties, the Trust Beneficiaries, FRS or any of its Subsidiaries shall be paid by or charged to FRS or any of its Subsidiaries and any costs or expenses previously incurred and paid by FRS or any of its Subsidiaries shall be reimbursed by the Selling Parties and Trust Beneficiaries prior to Closing.

         11.4 USE OF COMPANY NAMES. As soon as practicable, and in any event within thirty (30) days after the Closing Date, the Seller Parties and Trust Beneficiaries shall cease to use the name "Florida Recycling Services" in connection with the conduct of any of their respective businesses or other operations.

         11.5 SELLER GUARANTIES. Buyer agrees to use all commercially reasonable efforts to cause each Seller to be fully and finally released and discharged from all further liability or obligation in respect of all Seller Guaranties in respect of which such Seller is an obligated party, effective as of the Closing Date.

         11.6 CONFIDENTIALITY. All confidential information about Buyer, Buyer Parent, Buyer Sub and their respective Affiliates is referred to herein as "PROPRIETARY INFORMATION." Proprietary Information shall not include, however, information which is or becomes generally available to the public other than as a result of a disclosure by any Seller, any Trust Beneficiary, FRS or any of its Subsidiaries or their respective Representatives. Unless otherwise agreed to in writing by Buyer, the Seller Parties, the Trust Beneficiaries, FRS and its Subsidiaries shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any Person and shall not use any Proprietary Information for any purpose other than for purposes of consummating the Acquisition and the other transactions contemplated by this Agreement. The Seller Parties, the Trust Beneficiaries, FRS and its Subsidiaries shall be responsible for any breach of the terms of this provision by their Representatives. The provisions of this Section 11.6 shall survive the Closing indefinitely.

         11.7 COVENANTS NOT TO COMPETE AND SOLICIT.

                  (a) Each Seller and Trust Beneficiary hereby severally and not jointly agrees that, for the period of five (5) years commencing on the date hereof, it shall not induce or encourage, or assist others to induce or encourage, any employee of FRS or any of its Subsidiaries to decline to continue an employment arrangement with Buyer, Buyer Parent, Buyer Sub, FRS or any of its Subsidiaries after the Closing, or interfere in any manner with the relationship between such employee and any such entity. Each Seller and Trust Beneficiary hereby agrees that, for a period of five (5) years from the Closing Date, he, she or it shall not induce or encourage, or assist others to induce or encourage, any employee of Buyer, Buyer Sub, FRS or any of its Subsidiaries to leave the employ of such entity after the Closing, whether to accept a position with any Seller or Trust Beneficiary or an entity related to or affiliated with any Seller or Trust Beneficiary or otherwise. Notwithstanding anything contained in this Section 11.7(a), it shall not be deemed to be a violation hereof for any Seller or Trust Beneficiary to employ any of the employees of the FRS Container Yard listed on Schedule 11.7(a) attached hereto or publish a mass media or general advertisement consistent with its hiring practices that is not directed at the employees of Buyer Parent, Buyer, Buyer Sub or FRS or any of its Subsidiaries. The provisions of this Section 11.7(a) shall not survive termination of this Agreement but shall survive the Closing for a period of five
(5) years.

                  (b) Each Seller and each Trust Beneficiary hereby severally and not jointly agrees that, for the period commencing on the date hereof and ending on the fifth anniversary of the Closing, it shall not induce or assist others to induce any supplier of Buyer Parent, Buyer, Buyer Sub, FRS or any of its Subsidiaries to terminate its association with Buyer Parent, Buyer, Buyer Sub, FRS or any of its Subsidiaries or do anything to interfere with the business relationship between any such entity and any of its suppliers. The provisions of this Section 11.7(b) shall not survive termination of this Agreement but shall survive the Closing for a period of five (5) years.

                  (c) In furtherance of the Acquisition and more effectively to protect the business and goodwill of FRS and its Subsidiaries, upon the consummation of the Acquisition, each Seller and Trust Beneficiary agrees that, for the period commencing on the Closing Date and ending on the fifth anniversary thereof, it will not directly or indirectly (whether as an employer, employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity), own, manage, operate, control or be employed by, participate in, consult with, or be otherwise connected in any manner with the ownership, management or operation of any Solid Waste Business in the State of Florida; PROVIDED, HOWEVER, that (i) nothing in this Section 11.7(c) shall restrict a Seller or Trust Beneficiary from engaging in the business of recycling Solid Waste as long as such activity is limited to (A) performing services pursuant to, and in accordance with, the Ancillary Agreements or (B) operating recycling facilities and recycling collection activities that (1) do not utilize any standard refuse collection equipment including, without limitation, rear loaders, front loaders, side loaders and roll off trucks and (2) do not compete with Buyer Parent, Buyer, Buyer Sub, FRS or any of their respective Subsidiaries or Affiliates with respect to the provision or potential provision of recycling collection services to current or future customers of Buyer Parent, Buyer, Buyer Sub, FRS or any of their respective Subsidiaries or Affiliates; (ii) nothing in this Section 11.7(c) shall restrict a Seller or Trust Beneficiary from constructing and operating one Class I and Class III recycling and transfer facility in Volusia County, Florida as long as such operation complies with the conditions set forth in Section 11.7(c)(i) above; (iii) nothing in this Section 11.7(c) shall restrict a Seller or a Trust Beneficiary from owning, solely for investment purposes, up to one percent (1%) of any class of publicly traded securities of any Person engaged in the Solid Waste Business, as long as such Seller or Trust Beneficiary does not manage, operate, control or be employed by, participate in, consult with, or otherwise be connected in any manner with the management or operation of any such company; (iv) nothing in this Section 11.7(c) shall restrict a Seller or Trust Beneficiary from owning or operating (A) the landfill presently owned and operated by RIP, Inc. in Citrus County Florida (the "HOMOSASSA LANDFILL") and (B) a Solid Waste Business operating exclusively within a 150 mile radius of the Homosassa Landfill; PROVIDED that Solid Waste collected by such Solid Waste Business is disposed of exclusively at the Homosassa Landfill; and (v) nothing in this Section 11.7(c) shall restrict a Seller or Trust Beneficiary, or any of their respective Affiliates, from operating a Solid Waste Business in the Florida counties listed on Schedule 11.7(c) attached hereto (the "EXCLUDED COUNTIES"). If a Seller or Trust Beneficiary, or any of their respective Affiliates, operates a Solid Waste Business in one or more Excluded Counties within ten (10) years following the Closing Date, Buyer shall have a right of first offer with respect to such Solid Waste Business expiring on the tenth (10th) anniversary of the Closing Date on the following terms (the "RIGHT OF FIRST OFFER"):

                           (i) If a Seller or Trust Beneficiary of any of their
respective Affiliates (a "COVERED PARTY") desires to sell such operations, then the Covered Party shall give notice thereof to Buyer (a "FIRST OFFER NOTICE"). The First Offer Notice shall include a description of the Solid Waste Business that is proposed to be sold and the desired purchase price and intended timing of such sale.

                           (ii) Buyer shall have the right, but not the
obligation, exercisable at any time within thirty (30) days following delivery of the First Offer Notice, to deliver to the Covered Party an offer to purchase such Solid Waste Business (the "FIRST OFFER ELECTION") setting forth the material terms and conditions on which it proposes to acquire such Solid Waste Business (the "FIRST OFFER TERMS").

                           (iii) The Covered Party shall have a period of ten
(10) days after delivery of the First Offer Election in which to accept or reject the offer by the Buyer on the First Offer Terms. Notice of such acceptance shall be referred to as the "COVERED PARTY ACCEPTANCE NOTICE".

                           (iv) Upon the acceptance of any such offer pursuant
to (iii) above, the Covered Party shall designate a date to purchase the Solid Waste Business to be acquired, which date shall be not less than five (5) days following the date on which the Covered Party notifies the Buyer thereof and not more than thirty (30) days following delivery of the Covered Party Acceptance Notice, at which time Buyer shall deliver payment in the appropriate amount to the Covered Party and the parties shall execute and deliver all documentation necessary to consummate the sale on the First Offer Terms. All relevant terms and conditions of this Agreement regarding title matters, the transfer of good and marketable title to Buyer Parent, allocation of liabilities (including environmental liabilities), risk of loss, representations, warranties, covenants and agreements, and survival of representations, warranties, covenants and agreements shall apply to the transfer of the operations as if fully set forth herein and shall be complied with by the parties as a condition to closing for the operations. Notwithstanding the foregoing, however, the terms and conditions of this Agreement shall be modified as necessary to give effect to the terms, conditions and provisions of the First Offer Terms.

                           (v) If Buyer does not make a First Offer Election or
if the Covered Party has not accepted the offer embodied in the First Offer Notice within the ten (10) day period set forth in subparagraph (iii) above, the Covered Party shall have the unlimited right at its option, at any time within the one hundred eighty (180) days following the date of the First Offer Notice to sell the Solid Waste Business that was the subject of the First Offer Notice free of any obligation to sell such Solid Waste Business to Buyer; PROVIDED, however, that if Buyer shall have made a First Offer Election but the Covered Party did not accept such offer as aforesaid, the total consideration in such sale shall not be less than the total consideration contained in the First Offer Terms. Any subsequent or other proposed sale of such Solid Waste Business shall be subject to the rights of first offer set forth herein.

                  (d) The parties agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not to compete described in this
Section 11.7 are fair, reasonable and necessary, that adequate compensation has been received by each Seller and Trust Beneficiary for such obligations, and that these obligations do not prevent any Seller or Trust Beneficiary from earning a livelihood. Without limiting the right of Buyer, Buyer Parent or Buyer Sub to pursue all other legal and equitable rights available to it for violation of this Section 11.7 by any Seller or Trust Beneficiary, it is agreed that other remedies cannot fully compensate Buyer, Buyer Parent or Buyer Sub for such a violation and that Buyer, Buyer Parent and Buyer Sub shall be entitled to injunctive relief to prevent the violation or the continuing violation thereof. It is the intent and understanding of each party hereto that if, in any action before any Governmental Entity legally empowered to enforce Section 11.7, any term, restriction, covenant or promise in this Section 11.7 is found to be unreasonable, or it is determined that the consideration therefore was inadequate or that any Seller or Trust Beneficiary has been prevented from earning a livelihood and therefore such term, restriction, covenant or promise is determined to be unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such Governmental Entity.

         11.8 APPOINTMENT OF SELLER REPRESENTATIVE. Each Seller and Trust Beneficiary hereby appoints George Ward and Matthew J. Carmody, acting jointly (the "SELLER REPRESENTATIVES"), the attorneys-in-fact of such Seller or Trust Beneficiary, as the case may be, with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Seller or Trust Beneficiary, as the case may be, (i) to amend or waive any provision of

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this Agreement or any Ancillary Agreement, (ii) to terminate this Agreement or any Ancillary Agreement pursuant to the provisions hereof or thereof, (iii) to do all other things and to take all other action under or related to this Agreement or any Ancillary Agreement that the Seller Representatives may consider necessary or proper to effectuate the transactions contemplated hereby and thereby, (iv) to resolve any dispute with Buyer Parent, Buyer or Buyer Sub over any aspect of this Agreement or any Ancillary Agreement, and (v) on behalf of such Seller or Trust Beneficiary, as the case may be, to enter into any agreement to effectuate any of the foregoing which shall have the effect of binding such Seller or Trust Beneficiary, as the case may be, as if such Seller or Trust Beneficiary had personally entered into such an agreement. The Seller Representatives shall have the exclusive right, power and authority, on behalf of all Sellers and Trust Beneficiaries, to pursue, defend, and settle any indemnification claims pursuant to Article XIV and to do all things and to take all other actions the Seller Representatives may consider necessary or proper to resolve any indemnification claims after the Closing. This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Seller or Trust Beneficiary or the occurrence of any other event or events and the Seller Representatives may not terminate this power of attorney with respect to any Seller or Trust Beneficiary or such Seller's or Trust Beneficiary's successors or assigns without the consent of Buyer. Upon the death, disability or resignation of a Seller Representative, such Person's successor shall be appointed by the surviving or remaining Seller Representative. Any notice given to the Seller Representatives pursuant to this Agreement or any other agreements contemplated hereby shall constitute effective notice to all Sellers and Trust Beneficiaries, and any other Party to this Agreement or any other Person may rely on any notice, consent, document, election or other communication received from the Seller Representatives as if such notice, consent, document, election or other communication had been received from all the Sellers and Trust Beneficiaries. Each Seller and Trust Beneficiary agrees to hold the Seller Representatives harmless from any and all loss, damage, liability or expense (including legal fees) which such Seller Representatives may sustain as a result of any action taken in good faith by the Seller Representatives.

         11.9 POST-CLOSING SECURITIES FILINGS. The Seller Parties and Trust Beneficiaries understand that Buyer Parent, Buyer or Buyer Sub or one or more of their respective Affiliates may in the future prepare offering memoranda, bank books, prospectuses and other offering documents and/or file registration statements, proxy statements and other documents with the SEC under the Securities Act or the Exchange Act, and such offering memoranda, bank books, prospectuses, offering documents, registration statements, proxy statements and other documents may be required to contain financial statements and other financial information of Buyer Parent, Buyer, Buyer Sub, FRS and its Subsidiaries suitable for filing with the SEC and prepared in accordance with Regulation S-X of the Securities Act. Accordingly, the Seller Parties and Trust Beneficiaries agree to furnish to Buyer any information or documents necessary for completion of such offering memoranda, bank books, prospectuses, offering documents, registration statements, proxy statements and other documents and the Seller Parties and Trust Beneficiaries agree to cause the appropriate officers of FRS and its Subsidiaries to execute any necessary management representation letters to permit Buyer's or Buyer Parent's independent accountants to issue unqualified reports with respect to such financial statements.

         11.10 COLLECTION OF RECEIVABLES. For a period of 360 days following the Closing Date (the "COLLECTION Period"), Buyer shall use reasonable efforts to collect the Excluded Accounts Receivable (other than any Excluded Accounts Receivable relating to FRS' municipal contracts with the City of St. Lucie and the City of South Bay) using an attorney selected by Buyer with the approval of the Seller Parties (which approval shall not be unreasonably withheld). Buyer shall have no obligation to undertake any collection efforts with respect to any Excluded Accounts Receivable following the Collection Period. Buyer shall remit to the Seller Parties, ratably in accordance with the percentages set forth in EXHIBIT A, any and all amounts received by Buyer within the Collection Period in respect of any Excluded Accounts Receivable, net of any out-of-pocket collection costs incurred by Buyer or its Affiliates in connection therewith. Buyer shall be entitled to retain any and all amounts received by Buyer after the expiration of the Collection Period with respect to the Excluded Accounts Receivable. For purposes of this Section, "reasonable efforts" shall mean the same level of effort and diligence Buyer employs in the collection of its own accounts receivable. From and after the Closing Date, the Seller Parties agree to keep Buyer informed of the status of FRS' collection activities with respect to its municipal contracts with the City of St. Lucie and the City of South Bay.

                                  ARTICLE XII

                                   TAX MATTERS

         12.1 SECTION 338(H)(10) ELECTIONS.

                  (a) At Buyer's request made to Seller Representatives prior to June 30, 2004 or ninety (90) days after the Closing Date, whichever is later (which request may or may not be made in Buyer's sole discretion), each Seller and Trust Beneficiary shall join Buyer Parent, Buyer and Buyer Sub in an election to have the provisions of Section 338(h)(10) of the Code and similar provisions of other applicable Laws (where permissible) ("SECTION 338(H)(10) ELECTION") apply to the Acquisition whereby FRS and each of its Subsidiaries will be treated as having sold all of its assets in a single transaction as of the close of business on the Closing Date. The election will include the execution and subsequent filing of IRS Forms 8023 pursuant to the requirements stated therein. Buyer shall, at the time of making a request to the Seller Representatives to have the Sellers and Trust Beneficiaries join in a Section 338(h)(10) Election, provide to each Seller an allocation of the deemed purchase price among the assets of FRS and each of its Subsidiaries in accordance with Code Section 338 and any comparable provisions of other applicable Laws, as appropriate (including copies of detailed workpapers and proposed attachments to Form 8023). Such allocation shall be deemed acceptable to each Seller and Trust Beneficiary unless any Seller or Trust Beneficiary notifies Buyer of any objections within sixty (60) days after receipt of such allocation. If Buyer and such Seller or Trust Beneficiary, as the case may be, are unable to agree on such allocation within two hundred ten (210) days after the Closing Date, then Buyer's Auditor shall, prior to the due date of the Forms 8023, make a binding determination with respect to such allocation, the fees and expenses of which shall be paid equally by Buyer and such Seller or Trust Beneficiary, as the case may be.

                  (b) Within sixty (60) days after delivery to the Seller Parties of the allocation schedule described in Section 12.1(a) above, each Seller and Trust Beneficiary shall properly execute and deliver to Buyer the Forms 8023 (together with attachments) and other forms that are required to be submitted to any federal, state, county, or local taxing authority in connection with the Section 338(h)(10) Elections. In the event the parties have not yet agreed on the allocation described in Section 12.1(a), such forms shall still be delivered to Buyer, and all Tax Returns filed on a basis consistent with the binding determination of the accounting firm described in Section 12.1(a).

                  (c) After the date of this Agreement, none of FRS, any of its respective Subsidiaries, nor any Seller or Trust Beneficiary shall take, or fail to take, any action which may cause the Acquisition to not be eligible for a
Section 338(h)(10) Election if requested by Buyer pursuant to Section 12.1(a) above.

                  (d) If a Section 338(h)(10) Election is made pursuant to the provisions of this Section 12.1, Buyer will reimburse each Seller for any additional Taxes incurred by such Seller which would not have been incurred had the sale of the Acquired Shares to Buyer Sub occurred pursuant to the terms of this Agreement but no Section 338(h)(10) Election had been made (the "EXCESS
SECTION 338(H)(10) TAXES"). For purposes of this Section 12.1(d), the calculation of each Seller's Excess Section 338(h)(10) Taxes shall consist of:
(A) such Seller's incremental federal income Taxes attributable to the difference between such Seller's marginal rate of tax on ordinary income and such Seller's marginal tax rate on long-term capital gains multiplied by the excess of (x) any ordinary income recognized by such Seller as a result of the sale of the Acquired Shares, which ordinary income would have been long-term capital gain but for the Section 338(h)(10) Election, over (y) any ordinary deductions allocable to such Seller (including the deduction for any Taxes of FRS or any of its Subsidiaries paid by Buyer or FRS) which deductions result from or are attributable to the Section 338(h)(10) Election; (B) such Seller's incremental state income Taxes attributable to the difference, if any, between such Seller's effective state and local tax rate on income and gain recognized by such Seller as a result of the sale of the Acquired Shares as compared to what such Seller's effective state and local income tax rate would have been with respect to such income and gain but for the Section 338(h)(10) Election; and (C) any additional federal, state and local income Taxes incurred by such Seller attributable to the payment made to such Seller pursuant to this Section 12.1(d). The amount of each Seller's Excess Section 338(h)(10) Taxes, if any, shall be determined by such Seller's tax accountants, subject to approval by Buyer's tax accountants which, in the event of a dispute, shall be finally determined by an independent tax accounting expert mutually agreeable to Buyer and Sellers.

                  (e) The payment of Excess Section 338(h)(10) Taxes shall be made by Buyer by June 30, 2004 or ninety days after the Closing Date, whichever is later. If the payment is not made to the Seller Parties by such date, then interest shall be charged on the outstanding amount until paid to the Seller Parties at the Prime Rate as in effect from time to time (where "Prime Rate" means the prime commercial lending rate from time to time published in The Wall Street Journal (United States edition)) plus 1%. If the payment is not made to the Seller Parties by the deadline by which the Seller Parties are required to pay their taxes for the year in which the Closing occurs, then Buyer shall reimburse the Seller Parties for any fines or penalties assessed by the Internal Revenue Service and paid by the Seller Parties as a result of Buyer failing to timely pay the Excess Section 338(h)(10) Taxes.

         12.2 FUTURE TAX RETURNS.

                  (a) FRS and its Subsidiaries shall prepare and file in a timely fashion, federal, state and local corporate income Tax Returns for all taxable periods ending on or before the Closing Date. The Tax Returns for the period ending on the Closing Date shall include the results of operations of FRS and its Subsidiaries for the Pre-Closing Tax Period beginning January 1 of the year in which the Closing occurs, and ending on the Closing Date, and all income recognized as a result of any Section 338(h)(10) Election. FRS and its Subsidiaries shall pay or discharge any and all Taxes reflected on such Tax Returns for which FRS or any of its Subsidiaries is or may be held liable. Each such payment shall be made on or before the date any such payment is due. The Seller Parties shall receive any tax refunds reflected on such returns. FRS and its Subsidiaries will promptly provide the information to the Seller Parties necessary to prepare such returns. All Tax Returns that are required to be filed pursuant to this Section 12.2(a) shall not be filed without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

                  (b) Buyer shall timely prepare and file, or cause FRS and its Subsidiaries to timely prepare and file, all other applicable Tax Returns for the taxable period beginning on the Closing Date and ending on December 31 of the year in which the Closing occurs. FRS and its Subsidiaries shall pay or cause to be paid any and all Taxes (and applicable penalties and interest, if any) due as a result of the Tax Returns required to be filed pursuant to the preceding clause.

         12.3 TAX COVENANTS.

                  (a) Without the prior written consent of Buyer, no Seller nor any Affiliate of any Seller, including any Trust Beneficiary, nor FRS or any of its Subsidiaries shall, to the extent it may affect or relate to FRS or any of its Subsidiaries, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim, assessment or proposed assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing any post-Closing Tax liability of FRS or any of its Subsidiaries, Buyer, Buyer Sub, Buyer Parent or any of their respective Affiliates.

                  (b) Without the prior written consent of the Seller Parties, neither Buyer nor any of its Affiliates shall, to the extent it may affect or relate to FRS or any of its Subsidiaries, make or change any tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim, assessment or proposed assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would affect a Pre-Closing Tax Period for FRS or any of its Subsidiaries.

                  (c) Buyer, each Seller and each Trust Beneficiary agree that so long as any books, records and files retained by Buyer, such Seller, or Trust Beneficiary or their Affiliates relating to FRS or any of its Subsidiaries or the Target Operations, or the books, records and files delivered to the control of Buyer pursuant to this Agreement to the extent they relate to FRS or any of its Subsidiaries or the Target Operations prior to the Closing Date, remain in existence and available, each Party (at its own expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Buyer, each Seller and each Trust Beneficiary shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files for a period of seven (7) years from the Closing Date without first providing sixty (60) days' written notice of intention to destroy to the other, and allowing such other Party to take possession of such records.

                  (d) Buyer, FRS and each of its Subsidiaries will make their personnel available to the Seller Parties to answer requests related to any Tax controversy including, without limitation, an audit, a protest to the appeals division of the IRS, or similar state or local appellate division, and litigation in the U.S. Tax Court, or any other court of competent jurisdiction (a "TAX PROCEEDING"). Buyer will either provide documents needed to respond to federal and state information requests or queries for such proceedings within thirty (30) days after such request or allow the Seller Parties to take possession of records necessary to answer such requests.

         12.4 TRANSFER TAX MATTERS. All transfer, documentary, sales, use, stamp, registration, goods and services, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Acquisition, or otherwise in connection with the transactions effected pursuant to this Agreement, including without limitation all Transfer Taxes related to the transfer of the Subject Land contemplated by this Agreement (collectively, the "TRANSFER TAXES"), shall be borne and paid by the Seller Parties.

         12.5 TAX CONTROVERSIES. Buyer and the Seller Parties and Trust Beneficiaries shall each use reasonable efforts to keep the other advised as to the status of any Tax Proceeding involving any direct, indirect or contingent Taxes which could give rise to a liability of the Seller Parties or the Trust Beneficiaries to Buyer, Buyer Parent or Buyer Sub under this Agreement for any Pre-Closing Tax Period (a "TAX LIABILITY ISSUE"). Such efforts shall include attorney comfort letters provided to Buyer's independent auditors and discussions with attorneys representing the Seller Parties, the Trust Beneficiaries, and/or FRS and its Subsidiaries as requested by Buyer. Each Seller and each Trust Beneficiary agrees to timely notify Buyer regarding any proposed written communication (i.e., communications not responding to inquiries or requests for information) by such Seller or Trust Beneficiary to any such Taxing Authority with respect to a Tax Liability Issue to the extent that the issue would impact a post-Closing period of Buyer, Buyer Parent, Buyer Sub or FRS or any of its Subsidiaries. Buyer shall have the right to consult with each Seller and each Trust Beneficiary regarding any such communications.

                                  ARTICLE XIII

              NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         13.1 NATURE OF STATEMENTS. All, but only those, statements contained in this Agreement, any Ancillary Agreement or any disclosure schedule or certificate delivered by or on behalf of a Party under this Agreement shall be deemed representations and warranties made by that Party in connection with the transactions contemplated by this Agreement.

         13.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  (a) The representations and warranties contained in this Agreement shall not be affected by any investigation made at any time by or on behalf of any Party or of any information any Party may have as a result of any such investigation. All representations, warranties, covenants, obligations and agreements made in or pursuant to this Agreement or any Ancillary Agreement (including any disclosure schedule or certificate delivered under this Agreement or any Ancillary Agreement) shall, except as otherwise provided in this Section 13.2, survive the Closing and shall continue in effect indefinitely thereafter.

                  (b) The representations and warranties made by the Seller Parties and Trust Beneficiaries (other than in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.7, 4.9, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.19(a), 4.19(c), 4.21,
4.24, 4.25, 4.26, 4.27, 4.28 and 4.29) and Buyer (other than in Sections 5.1,
5.2, 5.3 and 5.4) in this Agreement shall terminate on the date which is six (6) months following the Closing Date. The representations and warranties made by the Seller Parties and Trust Beneficiaries in Sections 4.7, 4.9, 4.11, 4.15, 4.16, 4.21, 4.24, 4.25, 4.26, 4.27 and 4.29 of this Agreement shall terminate on a date which is twelve (12) months following the Closing Date. The representations and warranties made by the Seller Parties and Trust Beneficiaries in Sections 4.12, 4.14, 4.17 and 4.28 of this Agreement and the covenants, obligations and agreements set forth in Article XII shall terminate in accordance with the applicable statute of limitations. All claims for indemnification must be asserted in writing within the applicable survival period.

                                  ARTICLE XIV

                                 INDEMNIFICATION

         The respective indemnification obligations of the Buyer, the Seller Parties and the Trust Beneficiaries are as follows:

         14.1 INDEMNIFICATION BY THE SELLER PARTIES AND THE TRUST BENEFICIARIES. The Ward Group, jointly and severally, and Larry Henk, Matthew Carmody and the Matthew J. Carmody Irrevocable Trust severally up to the amount of the Purchase Price received by Mr. Henk and the Matthew J. Carmody Irrevocable Trust respectively, agree to pay and to indemnify and hold harmless Buyer, Buyer Sub, Buyer Parent, FRS, the Subsidiaries of FRS and each of their respective Affiliates, and the stockholders and persons serving as officers, directors, partners, employees or agents thereof, and their respective successors and assigns ("BUYER INDEMNIFIED PARTIES") from and against any and all Damages suffered by such Persons which are caused by, or arise out of or in respect of, or result from:

                  (a) all Taxes of FRS or any of its Subsidiaries attributable to any Pre-Closing Tax Period (including any transaction consummated in such Pre-Closing Tax Period);

                  (b) any Tax on or attributable to the elimination, reversal, release, satisfaction, distribution, or discharge of intercompany Indebtedness or intercompany investments of FRS and its Subsidiaries (including any intercompany items solely between FRS and its Subsidiaries, as well as items between any Seller or Trust Beneficiary and other Sellers and Trust Beneficiaries or their Affiliates and between any Seller or Trust Beneficiary and FRS or any Subsidiary of FRS), and any other reorganization steps or other actions taken by any Seller, any Trust Beneficiary, FRS or any of its Subsidiaries or Affiliates in placing FRS and its Subsidiaries in the condition required for Closing;

                  (c) any Pre-Closing Seller Insurance Claims;

                  (d) any claim by any Seller or Trust Beneficiary against FRS or any of its Subsidiaries based on any event occurring or condition existing on or before the Closing Date;

                  (e) any breach or default in the performance by any Seller or Trust Beneficiary of any covenant or agreement made by such Seller or Trust Beneficiary in this Agreement or in any Ancillary Agreement to which such Seller or Trust Beneficiary is a party; and

                  (f) any breach of representation or warranty or inaccurate or erroneous representation or warranty made by any Seller or Trust Beneficiary contained in this Agreement or any Ancillary Agreement to which such Seller or Trust Beneficiary is a party or in the Seller Disclosure Schedule or in any certificate delivered by or on behalf of any Seller or Trust Beneficiary under this Agreement.

         14.2 INDEMNIFICATION BY BUYER. Buyer agrees to pay and to indemnify and hold harmless and defend each Seller and its Affiliates, and their respective successors and assigns (the "SELLER INDEMNIFIED PARTIES") from and against any and all Damages suffered by such Persons which are caused by or arise out of or in respect of, or result from:

                  (a) any breach or default in the performance by Buyer, Buyer Parent or Buyer Sub of any covenant or agreement of Buyer, Buyer Parent or buyer Sub contained in this Agreement or any Ancillary Agreement to which Buyer, Buyer Parent or Buyer Sub is a party; and

                  (b) any breach of representation or warranty or inaccurate or erroneous representation or warranty made by Buyer contained in this Agreement or any Ancillary Agreement to which Buyer is a party.

         14.3 THIRD PARTY CLAIMS. If any Buyer Indemnified Party or Seller Indemnified Party (for purposes of this Section 14.3, an "INDEMNIFIED PARTY") becomes aware of a fact, circumstance, claim, situation, demand or other matter which has resulted or could result in a liability owed by the Indemnified Party to a third party or a claim otherwise advanced by a third party against the Indemnified Party (any such item being herein called a "THIRD PARTY CLAIM"), the Indemnified Party shall give prompt written notice of the Third Party Claim to the Party obligated to provide indemnity with respect to such Third Party Claim (for purposes of this Section 14.3, the "INDEMNIFYING PARTY"), requesting indemnification therefore, specifying the nature of and specific basis for the Third Party Claim and the amount or estimated amount thereof to the extent then feasible; PROVIDED, HOWEVER, a failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually materially prejudiced by such failure. The Indemnifying Party shall have the right to assume the defense or investigation of such Third Party Claim and to retain counsel and other experts to represent the Indemnified Party and shall pay the fees and disbursements of such counsel and other experts. If within thirty (30) days after receipt of the request (or five (5) days if litigation is pending) the Indemnifying Party fails to give notice to the Indemnified Party that the Indemnifying Party assumes the defense or investigation of the Third Party Claim, such Indemnified Party may retain counsel and other experts (whose fees and disbursements shall be at the expense of the Indemnifying Party) to file any motion, answer or other pleading and take such other action which the Indemnified Party reasonably deems necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. If an Indemnifying Party assumes the defense or investigation and retains such counsel and other experts, any Indemnified Party shall have the right to retain its own counsel and other experts, but the fees and expenses of such counsel and other experts shall be at the expense of the Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel and other experts or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel retained by the Indemnifying Party, be inappropriate due to actual or potential differing interests between them. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party defends, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. No Third Party Claim may be settled by the Indemnified Party without the consent of the Indemnifying Party, which consent will not be unreasonably withheld. Unless the Indemnifying Party agrees in writing that the Damages to the Indemnified Party resulting from such settlement are fully covered by the indemnities provided herein and that such Damages are fully compensable in money, no Third Party Claim may be settled without the consent of the Indemnified Party, which consent will not be unreasonably withheld. Except with respect to settlements entered without the Indemnified Party's consent pursuant to the immediately preceding sentence, to the extent it is determined that the Indemnified Party has no right under this Article XIV to be indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party any amounts previously paid or advanced by the Indemnifying Party with respect to such matters pursuant to this Article XIV. After the delivery of a notice of a Third Party Claim hereunder, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives full and complete access to the books, records and properties of the Indemnified Party to the extent reasonably related to the matters to which the notice relates. The Indemnifying Party will not disclose, and shall instruct its representatives not to disclose, to any third Person (except its representatives) any information obtained pursuant to the preceding sentence which is designated as confidential by the Indemnified Party and which is not otherwise generally available to the public, except as may be required by applicable Law.

         14.4 CLAIMS BETWEEN THE PARTIES. If any Party (for purposes of this
Section 14.4, an "INDEMNIFIED PARTY") becomes aware of a fact, circumstance, claim, situation, demand or other matter (other than a Third Party Claim) which has resulted or could result in a liability (any such items being herein called a "CLAIM") being owed to the Indemnified Party by another Party (for purposes of this Section 14.4, the "INDEMNIFYING PARTY"), the Indemnified Party shall give prompt written notice to the Indemnifying Party of the Claim, stating the nature and basis of the Claim and the amount claimed thereunder, together with supporting information to the Claim, if any. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from the date such Claim notice is given that it disputes the Claim, the amount of the Claim shall conclusively be deemed to be a liability of the Indemnifying Party hereunder.

         14.5 GENERAL.

                  (a) For purposes of determining the obligations of the Seller Parties and Trust Beneficiaries to indemnify the Buyer Indemnified Parties under
Section 14.1(f) all materiality qualifications and all references to a Material Adverse Effect included in the representation and warranties contained in
Article IV shall be disregarded, and for purposes of determining the obligation of Buyer to indemnify the Seller Indemnified Parties under Section 14.2(b), all materiality qualifications and all references to a Material Adverse Effect included in the representations and warranties contained in Article V shall be disregarded.

                  (b) The Ward Group, Larry Henk, Matthew Carmody and the Matthew J. Carmody Irrevocable Trust shall not be liable to the Buyer Indemnified Parties for indemnification for breaches of representations or warranties pursuant to Section 14.1(f): (i) to the extent the aggregate Damages suffered by the Buyer Indemnified Parties by reason of any single breach do not exceed a $200,000 minimum value per claim and (ii) until the aggregate amount of all claims meeting the minimum threshold provided in clause (i) exceeds $1,000,000 (the "THRESHOLD"), in which event the Buyer Indemnified Parties shall be entitled to recover the amount of all such claims in excess of the Threshold. The maximum aggregate amount recoverable by the Buyer Indemnified Parties from the Ward Group, Larry Henk, Matthew Carmody and the Matthew J. Carmody Irrevocable Trust pursuant to Sections 14.1(f), whether satisfied out of the Escrow Fund or otherwise, shall not exceed $20,000,000 (the "CAP"). Notwithstanding anything herein to the contrary, the Threshold and the Cap shall not apply with respect to a breach of any of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4 and 4.5.

                  (c) Buyer shall not be liable to the Seller Indemnified Parties for indemnification for breaches of representations or warranties pursuant to Section 14.2(b): (i) to the extent the aggregate Damages suffered by the Seller Indemnified Parties by reason of any single breach do not exceed a $200,000 minimum value per claim and (ii) until the aggregate amount of all claims meeting the minimum threshold provided in clause (i) exceeds the

Threshold, in which event the Seller Indemnified Parties shall be entitled to recover the amount of all such claims in excess of the Threshold. The maximum aggregate amount recoverable from the Buyer pursuant to Section 14.2(b) shall not exceed the Cap.

                  (d) The amount of any Damages suffered by an Indemnified Party shall be reduced by any insurance proceeds or other amounts actually recovered by such Indemnified Party (other than from an Indemnifying Party) as a result of claims against third parties, in each case in respect of or as a result of such Damages or the facts or circumstances relating thereto, with respect to insurance proceeds, net of any insurance premiums, recovery costs and increased insurance premiums for subsequent years due to such claims relating thereto and, with respect to any claims against third parties, net of any recovery costs relating thereto.

                                   ARTICLE XV

                            AMENDMENT AND TERMINATION

         15.1 AMENDMENT. This Agreement may be amended only by a written instrument executed by all of the Parties; PROVIDED, HOWEVER, that the Seller Representatives shall have the authority to execute any amendment on behalf of each Seller and Trust Beneficiary pursuant to Section 11.8 hereof.

         15.2 WAIVER. Any provision of this Agreement may be waived on or prior to the Closing Date if, and only if, such waiver is in writing and signed by the Party giving such waiver; PROVIDED, HOWEVER, that the Seller Representatives shall have the authority to execute any waiver on behalf of each Seller and Trust Beneficiary pursuant to Section 11.8 hereof.

         15.3 TERMINATION. This Agreement may be terminated at any time before the Closing by:

                  (a) the mutual consent of Buyer, Buyer Sub, Buyer Parent and each Seller and Trust Beneficiary;

                  (b) Buyer upon a material breach of any representation, warranty, covenant or agreement of any Seller, any Trust Beneficiary, FRS or any Subsidiary of FRS or if any such representation or warranty shall have become untrue in any material respect (a "TERMINATING SELLER BREACH"); PROVIDED, HOWEVER, that if such Terminating Seller Breach is curable by such Seller, such Trust Beneficiary, FRS or such Subsidiary through the exercise of reasonable best efforts and for so long as such Seller, such Trust Beneficiary, FRS or such Subsidiary continues to exercise such efforts (but not beyond the date set forth in Section 15.3(d) below), Buyer may not terminate this Agreement pursuant to this Section 15.3(b);

                  (c) the Seller Parties upon a material breach by Buyer of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement or if any such representation or warranty shall have become untrue in any material respect (a "TERMINATING BUYER BREACH"); PROVIDED, HOWEVER, that if such Terminating Buyer Breach is curable by Buyer through the exercise of reasonable best efforts and for so long as Buyer continues to exercise such efforts (but not beyond the date set forth in Section 15.3(d) below) the Seller Parties may not terminate this Agreement pursuant to this Section 15.3(c); or

                  (d) either the Seller Parties or Buyer if the Closing has not occurred on or before March 15, 2004 (such date, the "OUTSIDE DATE"); PROVIDED, HOWEVER, that such right to terminate this Agreement shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that has proximately caused the failure of the Acquisition to occur on or before such date; and PROVIDED FURTHER that if the Closing has not occurred on or prior to March 15, 2004, Buyer may, in its sole discretion, elect to extend the Outside Date to May 1, 2004 by making a cash payment to Sellers (allocated among the Sellers in accordance with the percentages set forth on EXHIBIT A hereto) of $750,000 in the form of an additional deposit on or before March 18, 2004 (the "EXTENSION PAYMENT"); and PROVIDED FURTHER that if Buyer has made the Extension Payment and the Closing has not occurred on or prior to May 1, 2004, Buyer shall make an additional cash payment to Sellers (allocated among the Sellers in accordance with the percentages set forth on EXHIBIT A hereto) of $1,000,000 (the "MAY 1 PAYMENT"). The Parties acknowledge that a payment of $500,000 was made by Buyer to the Sellers on or about February 18, 2004 and shall not be refundable to Buyer pursuant to Section 15.4(d) or considered in the calculation of the Purchase Price pursuant to Section 2.2.

        15.4 CONSEQUENCES OF TERMINATION.

                  (a) If this Agreement is terminated as provided in Section 15.3, it shall forthwith become void and there shall be no further obligation on the part of any Party or their respective officers or directors and all rights and obligations of each Party shall cease, subject to the remedies set forth in subsections 15.4(b), 15.4(c) and 15.4(d); PROVIDED, HOWEVER, that (i) nothing in this Section 15.4 shall relieve any Party from any liability for any willful or intentional breach of any covenant or agreement of such Party contained in this Agreement prior to its termination; and (ii) Sections 11.2, 11.3 and 11.6 shall survive any such termination in accordance with their respective terms.

                  (b) If this Agreement is terminated by the Seller Parties (i) as a result of a Terminating Buyer Breach pursuant to Section 15.3(c), or (ii) pursuant to Section 15.3(d) and the sole reason that the Closing has not occurred by the Outside Date is that one or more of the conditions to closing set forth in Article X have not been met, the Seller Parties shall be entitled to retain the Signing Deposit, the Extension Payment (if applicable) and the May 1 Payment (if applicable) and such Signing Deposit, Extension Payment (if applicable) and May 1 Payment (if applicable) shall constitute the sole and exclusive remedy of the Seller Parties and the Trust Beneficiaries in the event of such termination.

                  (c) If this Agreement is terminated by the Seller Parties pursuant to Section 15.3(d) and the sole reason that the Closing has not occurred by the Outside Date is that the condition to closing set forth in
Section 9.4 has not been met, the Seller Parties shall be entitled to retain the Signing Deposit, the Extension Payment (if applicable) and the May 1 Payment (if applicable) and Buyer shall cause Omni Waste of Osceola County, LLC, an Ohio limited liability company, to execute and deliver to FRS, on the Business Day following the termination date, a disposal agreement (the "DISPOSAL AGREEMENT") substantially in the form of EXHIBIT P attached to this Agreement. The Signing Deposit, the Extension Payment (if applicable), the May 1 Payment (if applicable) and the Disposal Agreement shall constitute the sole and exclusive remedy of the Seller Parties and the Trust Beneficiaries in the event of such termination.

                  (d) If Buyer terminates this Agreement (i) pursuant to Section 15.3(b), or (ii) pursuant to Section 15.3(d) and the reason that the Closing has not occurred by the Outside Date is that one or more of the conditions to Closing set forth in Article VIII or Article IX (other than the condition to closing set forth Section 9.4) have not been met, the Seller Parties shall refund the Signing Deposit, the Extension Payment (if applicable) and the May 1 Payment (if applicable) to Buyer within five (5) Business Days after such termination. In the event this Section 15.4(d) is enforceable for the benefit of Buyer, Buyer shall be entitled to enforce the Promissory Note attached hereto as EXHIBIT Q (the "NOTE") against any or all of FRS, Frank Ward, Sr., George Ward and Frank Ward, Jr. pursuant to, and in accordance with, the terms of the Note.

                                  ARTICLE XVI

                               GENERAL PROVISIONS

         16.1 NON-BUSINESS DAYS. If the date on which any action (including the delivery of notices) to be taken under this Agreement is to occur falls on a day which is not a Business Day, such action will be deemed timely taken if taken on the first Business Day following such day.

         16.2 NOTICES. All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile (with receipt confirmed) or one Business Day after being sent by overnight courier (subject to signature verification) to a Party at the address or facsimile number, as applicable, set forth below (as any such address or facsimile number may be changed from time to time by notice similarly given):

         (1)      if to Buyer, to:

                  Waste Services, Inc.
                  1005 Skyview Drive, Suite 221
                  Burlington, ON
                  Canada L7P 5B1
                  Attention:  General Counsel
                  Facsimile: (905) 319-9050
                  with a copy to:

                  McDermott, Will & Emery
                  600 13th Street, N.W.
                  12th Floor
                  Washington, D.C. 20005-3096
                  Attention: Karen A. Dewis, Esq.
                  Facsimile: (202) 756-8087

         (2)      if to any Seller Party or Trust Beneficiary, to:

                  Florida Recycling Services, Inc.
                  2401 South Laflin Street
                  Chicago, Illinois 60608
                  Attention:  Mr. Frank Ward, Sr.
                  Facsimile: (312) 942-0541

         with a copy to:

                  Matthew J. Carmody, Ltd.
                  10644 South Western Avenue
                  Chicago, Illinois 60643
                  Attention:  Matthew J. Carmody, Esq.
                  Facsimile: (773) 233-9719

         16.3 ENTIRE AGREEMENT. This Agreement, its Exhibits, the Seller Disclosure Schedule, and all documents delivered under this Agreement and the Ancillary Agreements constitute the entire agreement, and supersede the Existing Agreement, its Exhibits and its Seller Disclosure Schedule and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter of this Agreement. The Parties hereby agree to terminate that certain letter dated December 10, 2002 and amended from time to time thereafter from Buyer to the Seller Parties effective as of the date hereof.

         16.4 ASSIGNMENT; BINDING EFFECT. This Agreement and the rights of the Parties hereunder may not be assigned (except by operation of law) by any of the Parties without the written consent of the other Parties; PROVIDED that Buyer Parent, Buyer and Buyer Sub may assign their respective rights and obligations hereunder to a direct or indirect Subsidiary or Affiliate thereof, whereupon any and all references to "Buyer Parent," "Buyer" or "Buyer Sub", as the case may be, hereunder shall refer to such assignee; and PROVIDED FURTHER that Buyer Parent, Buyer and Buyer Sub may assign any and all of their rights, interests and obligations hereunder as security for obligations to their lenders, investors and other financing sources. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns.

         16.5 COUNTERPARTS. This Agreement may be executed in counterparts which together shall constitute a single agreement.

         16.6 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois without regard to any conflict or choice of law rules of the State of Illinois or any other jurisdiction. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in a federal district court located in the Northern District of Illinois or the Illinois state court in Cook County, Illinois. Each party hereby irrevocably consents and submits to the exclusive jurisdiction of the federal district court in the Northern District of Illinois or the Illinois state court in Cook County, Illinois. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit or proceeding brought in the federal district court located in the Northern District of Illinois or the Illinois state court in Cook County, Illinois has been brought in an improper or inconvenient forum or venue.

         16.7 SEVERABILITY OF PROVISIONS. Subject to Section 11.7, if a provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable in any jurisdiction, to the extent permitted by law, such provision or the application of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable and in other jurisdictions, and the remaining provisions of this Agreement, shall not be affected.

         16.8 SPECIFIC PERFORMANCE. Except as otherwise provided in Section 15.4 above, each Party agrees that one or more other Parties would be irreparably damaged if any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. Therefore, subject to Section 15.4 above, the Parties agree that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any of its provisions and to specifically enforce this Agreement or any of its terms and provisions in any action instituted in any court in the State of Illinois having subject matter jurisdiction, in addition to any other remedy to which a Party may be entitled, at law or in equity.

         16.9 JOINT DRAFTING. This Agreement and its Exhibits have been jointly drafted by the Parties and their counsel. Neither this Agreement nor any of its Exhibits shall be construed against any Party based on its authorship.

         16.10 CAPTIONS. The article and section headings in this Agreement are for convenience only, and shall not affect the meaning or interpretation of this Agreement.

         16.11 NO THIRD-PARTY BENEFICIARIES. There are no third-party beneficiaries of this Agreement, except as provided in Section 11.8 and Article XIV hereof.

         16.12 WAIVER. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

                                  BUYER PARENT:

                                  CAPITAL ENVIRONMENTAL
                                  RESOURCE INC.


                                  By: /s/ Ivan R. Cairns
                                     -------------------------------------
                                        Name: Ivan R. Cairns
                                        Title: Executive Vice President
                                               and General Counsel


                                  BUYER:

                                  WASTE SERVICES, INC.


                                  By: /s/ Ivan R. Cairns
                                     -------------------------------------
                                        Name: Ivan R. Cairns
                                        Title: Executive Vice President
                                               and General Counsel


                                  BUYER SUB:

                                  WASTE SERVICES OF FLORIDA, INC.


                                  By: /s/ Ivan R. Cairns
                                     -------------------------------------
                                        Name: Ivan R. Cairns
                                        Title: Vice President
                                               and Secretary


                                  SELLER PARTIES:

                                  /s/ Frank Ward, Sr.
                                  ----------------------------------------
                                  FRANK WARD, SR.

                                  /s/ Larry Henk
                                  ----------------------------------------
                                  LARRY HENK

                             FRANK WARD, JR. IRREVOCABLE TRUST


                             By: /s/ Matthew Carmody
                                --------------------------------------------
                                   Name: Matthew Carmody
                                   Title: Trustee


                             GEORGE  WARD IRREVOCABLE TRUST


                             By: /s/ Matthew Carmody
                                --------------------------------------------
                                   Name: Matthew Carmody
                                   Title: Trustee


                             VICTORIA CAMALICK  IRREVOCABLE TRUST


                             By: /s/ Matthew Carmody
                                --------------------------------------------
                                   Name: Matthew Carmody
                                   Title: Trustee


                             CYNTHIA FIFER IRREVOCABLE TRUST


                             By: /s/ Matthew Carmody
                                --------------------------------------------
                                   Name: Matthew Carmody
                                   Title: Trustee


                             ROBERT WARD IRREVOCABLE TRUST


                             By: /s/ Matthew Carmody
                                --------------------------------------------
                                   Name: Matthew Carmody
                                   Title: Trustee

                                    MATTHEW J. CARMODY IRREVOCABLE TRUST


                                    By: /s/ George Ward  /s/ Matthew Carmody
                                       -------------------------------------
                                          Name:
                                          Title:

                                    SELLER REPRESENTATIVES FOR
                                    TRUST BENEFICIARIES:

                                    /s/ George Ward      /s/ Matthew Carmody
                                    ----------------------------------------
                                    GEORGE WARD

                                    /s/ George Ward      /s/ Matthew Carmody
                                    ----------------------------------------
                                    FRANK WARD, JR.

                                    /s/ George Ward      /s/ Matthew Carmody
                                    ----------------------------------------
                                    VICTORIA CAMALICK

                                    /s/ George Ward      /s/ Matthew Carmody
                                    ----------------------------------------
                                    CYNTHIA FIFER

                                    /s/ George Ward      /s/ Matthew Carmody
                                    ----------------------------------------
                                    ROBERT WARD

                                    /s/ Matthew Carmody
                                    ----------------------------------------
                                    MATTHEW CARMODY


                                    FRS:

                                    FLORIDA RECYCLING SERVICES, INC.


                                    By: /s/ George Ward
                                       -------------------------------------
                                          Name: George Ward
                                          Title: Secretary and Treasurer